            THIS MASTER FRANCHISE AGREEMENT, made as of the 30th day of September, 1996, by and between STERLING VISION, INC., a corporation organized under the laws of the State of New York, and having an address at 1500 Hempstead Turnpike, East Meadow, New York 11554 (hereinafter referred to as the "Company"), and EYE-SITE INC. ("EYE-SITE") and EYE SITE (ONTARIO) LTD ("LTD"), each being a corporation organized and existing under the laws of the Province of Ontario, and having an address at 419 King Street West, Oshawa, Ontario L1J 2K5 CANADA (EYE SITE and LTD are hereinafter collectively referred to as the "Master Franchisor").

                              W I T N E S S E T H:

            WHEREAS, the Company operates and franchises retail optical centers specializing in the sale of prescription and non-prescription eye wear, contact lenses and solutions, other optical and ophthalmic products and related optical products and services. These retail optical centers (the "Centers") utilize distinctive and common formats, layouts, signs, systems, designs and decor, and certain methods, management techniques, standards, specifications and business operating procedures (the "Business System"), which Business System are embodied in the Company's Operating Manual, which may be improved, further developed and/or otherwise modified during the term by, and at the sole discretion of, the Company (such existing Operating Manual as hereinafter so modified, being hereinafter referred to as the "Operating Manual"); and

            WHEREAS, the Company uses, promotes and licenses certain proprietary trademarks and service marks (the "Marks") in connection with the operation of retail optical centers known as Sterling Optical Centers. The Marks include, but are not limited to the Mark "STERLING OPTICAL"; and

            WHEREAS, the Company grants to qualified persons, who meet its standards and requirements and are willing to undertake the necessary investment and effort, franchises to operate Sterling Optical Centers which utilize the Business System and certain of the Marks; and

            WHEREAS, the Company desires to expand and develop Sterling Optical Centers, and seeks a Master Franchisor who will open and operate, or procure and assist sub-franchisees ("Sub-franchisees") to open and operate Sterling Optical Centers using the Business System and the Marks within the Territory herein defined; and

            WHEREAS, the Master Franchisor recognizes the benefits to be derived from being identified with, and franchised by, the Company and desires to obtain the benefits arising out of the right to utilize the Business System and those Marks which the Company makes available to its franchisees; and

            WHEREAS, the Master Franchisor recognizes the necessity of operating a STERLING OPTICAL CENTER in accordance with the Company's standards and specifications in order to obtain such benefits; and


            WHEREAS, the Master Franchisor desires to become the Master Franchisor for, and to operate and/or offer franchises for the operation of STERLING OPTICAL CENTERS within the Territory herein described, and pursuant to the terms hereof; and

            WHEREAS, simultaneously with the execution of this Agreement, LTD, is acquiring the assets of four (4) existing IPCO/STERLING OPTICAL CENTERS at the locations described on Schedule "A" (the "Existing Centers"), and desires to operate each of said Centers, as a STERLING OPTICAL CENTER, in accordance with the terms hereof; and

            WHEREAS, EYE-SITE, is the owner and operator of five (5) optical centers located within the Territory, at the locations described on Schedule "B" (the "ESI Centers") each of which is presently operated under the name EYE SITE, and EYE-SITE desires to convert each of said ESI Centers to a STERLING OPTICAL CENTER, and thereafter operate said ESI Centers in accordance with the terms hereof; and

            WHEREAS, the Master Franchisor is fully aware of the terms and conditions of this Agreement, and has had the opportunity to consult with, and been advised by, counsel of its own choosing.

            NOW, THEREFORE, in consideration of the mutual terms, conditions and covenants herein contained, it is hereby agreed as follows:

1.    GRANT OF MASTER FRANCHISE/TERM OF AGREEMENT.

      A. For and in consideration of the payments herein specified, and subject to the terms and conditions of this Agreement and the continuing good faith performance thereof by Master Franchisor, the Company hereby grants to Master Franchisor, the exclusive right to open and operate, and to procure, train, assist and grant franchises to Sub-Franchisees, for the right to operate Sterling Optical Centers to be located within the Territory, as herein defined, and, except as may otherwise be provided herein, the exclusive license to use, and grant franchises for the use of, within the Territory, only, the Business System and the Mark, STERLING OPTICAL, together with such other insignia, symbols, and trademarks which may be approved and authorized by the Company, for use by the Master Franchisor from time to time in connection with the STERLING

OPTICAL CENTERS to be operated pursuant to the terms of this Agreement, and the goodwill to be derived therefrom.

      B. This License granted hereunder is for an initial term equal to twenty
(20) years commencing on September , 1996, and terminating at midnight on September 30, 2016, unless sooner terminated in accordance with the provisions herein specified (the "Term"). Termination or expiration of this Agreement shall, except as otherwise specifically provided hereunder, constitute a termination or expiration of the License granted hereunder. Provided that Master Franchisor is not in default hereunder, at the end of the term Master Franchisor shall have the right to renew this agreement for one additional twenty (20) year term in accordance with the provisions of Section 17 herein.

      C. Master Franchisor accepts the grant of the License on the terms herein granted and agrees that Master Franchisor will, at all times, faithfully, honestly and diligently perform its obligations hereunder, will continuously exert Master Franchisor's best efforts to promote and enhance the business of the Company, within the Territory, and will not, and will cause its affiliates, officers, directors and shareholders to agree not to, engage in any other business or activity that may conflict with the terms and conditions hereof and/or its obligations hereunder.

      D. Master Franchisor shall not, without the Company's prior written consent, use, otherwise employ or permit the use or employment of the Business System or the Marks except in the Territory and in accordance with the provisions of this Agreement. Master Franchisor shall not have the right to grant sub-franchising rights to any person for Sterling Optical Centers, nor shall the Master Franchisor have the right to grant sub-licensing rights to any person in respect of the System or the Marks.

2.    RIGHTS RESERVED BY THE COMPANY.

      A. For so long as this Agreement shall be in effect, and provided that Master Franchisor shall not have lost its exclusive rights to the Territory, as provided herein, and provided that Master Franchisor is not in default of any of its obligations hereunder, and except as otherwise provided herein, the Company shall not during the Term of this Agreement, or any renewal thereof, itself own, or operate or grant franchises to others to own or operate Sterling Optical Centers within the Territory. Notwithstanding the foregoing, the Company (on behalf of itself, its licensees, franchisees and affiliates) retains the right, in its sole discretion:

            (1) to own, operate and grant franchises to others to operate businesses, outside of the Territory, offering some or all of the products and services authorized for sale by Sterling Optical Centers, under the Marks and/or other trade-marks, service marks and commercial symbols and pursuant to such terms and conditions as the Company deems appropriate;

            (2) to itself operate, and to grant to other persons and/or entities the right to operate, Sterling Optical Centers at such locations, outside the Territory, at such times and on such terms and conditions as the Company deems appropriate;

            (3) to own, operate or grant franchises to own or operate any of the Existing Centers, described in Section 7 of this Agreement, in the event of a default by the Master Franchisor of its obligations relating to any of said Centers;

            (4) to manage, own, operate, participate in joint ventures, and grant franchises and/or Master Franchising rights, to one or more persons to operate and/or grant to others the right to grant to others the rights to operate franchises, licenses, departments, and/or concessions, within department stores or other host environments located within the Territory, as hereinafter defined, it being agreed that the term Center, as defined above, shall exclude any such retail optical outlets being operated within host environments; provided, however, that the Company shall not use the name Sterling Optical for any host environment within the Territory.

            (5) to manufacture, sell or otherwise distribute some or all of the products and services authorized for sale by Sterling Optical Centers in any channel of distribution other than through Sterling Optical Centers including catalogue or mail order services, and/or to provide management and/or consulting services using the Business Systems, to ophthalmologists or other professionals, in connection with dispensaries not operated under the name Sterling Optical Centers;

            (6) to purchase, merge, acquire or affiliate with an existing chain of retail optical store(s) having one or more optical stores within or outside of the Territory, as hereinafter defined, and, from and after the date of such purchase, merger, acquisition or affiliation, to continue operating said stores, within and/or outside of the Territory under such other name, and from said location(s) and/or any other locations subsequently opened;

            (7) to modify or revise, in whole or in part, the provisions of the Operating Manual, to reflect changes generally being made to the Business System or other changes generally being made for a majority of Sterling Optical franchisees.

3.    MASTER FRANCHISE FEE/REPRESENTATION AND WARRANTIES.

      A.    MASTER FRANCHISE FEE

      Upon execution of this Agreement, there will be due to the Company, from the Master Franchisor, a Master Franchise Fee in the amount of US$220,000, of which $20,000 shall be payable at Closing and the balance shall be payable, together with interest, at the rate of twelve (12%) percent per annum, in 84 consecutive monthly installments of US$3,530.55, commencing the first day of the first full month following the Closing, pursuant to a Promissory Note to be executed at Closing (the "Master Fee Note").

      B.    REPRESENTATIONS AND WARRANTIES OF MASTER FRANCHISOR

      The Master Franchisor represents and warrants to the Company (which representations and warranties shall survive closing on the date hereof, and on the Effective Date, the following statements and information set forth in this
Section 3B, or in any Schedule or Exhibit referred to herein are true and complete, not misleading and do not omit any material information.


            (1) Each of EYE-SITE and LTD is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario.

            (2) The execution and delivery of this Agreement and all other documents executed and to be executed in connection with the consummation of this transaction embodied herein, have been duly and validly authorized and all requisite corporate action has been taken to make each of them valid and binding upon the Master Franchisor in accordance with each of their terms.

            (3) The Master Franchisor's execution and delivery of this Agreement and all other documents executed or to be executed by Master Franchisor in connection with the consummation of the transactions embodied herein do not require the consent of any third party and will not result in the breach of any other agreement to which Master Franchisor or any guarantor hereunder is a party including the leases where the ESI Centers are located, nor will it result in the breach of any terms or provisions of any Certificate of Incorporation or By-Laws of the Master Franchisor, nor will it conflict with, result in a breach of, or constitute a default under any applicable law, judgment, order, injunction, decree, rule and/or regulation or ruling of any court or governmental authority.

                  (4) EYE-SITE is the sole owner of each of the five ESI Centers described on Schedule B hereunder, which Centers, simultaneously herewith are, pursuant to the terms of this Agreement, being converted to Sterling Optical Centers.

                  (5) EYE-SITE is the lessee of each of the Premises where the ESI Centers are located; each of said leases is in full force and effect; EYE-SITE has not received any notice of default with respect to any of said Premises; nor, to the best of Master Franchisor's knowledge, has there been any event or occurrence, which with the passage of time, the giving of notice, or both, would constitute a default under any of said leases.

                  (6) Simultaneously herewith, LTD is acquiring the Existing Centers from the Company and thereafter LTD will be the sole owner of each of said Existing Centers; said Centers will be owned free and clear of all liens and encumbrances, except for those liens specifically set forth under the terms of the Security Agreement between LTD and the Company, dated of even date herewith.

                  (7) The sole shareholder of EYE SITE and LTD is Mohammed Ali.

                  (8) At least ten (10) days prior to the date hereof, Master Franchisor has received and reviewed a copy of the Company's Franchise Offering Circular dated June 15, 1996.

                  (9) Neither the Master Franchisor, any of its shareholders nor any of the ESI Centers referred to herein are subject to any pending or threatened bankruptcy or insolvency or similar proceeding, and none of them has made, or is threatening to make, any assignment for the benefit of creditors, bulk sale of assets or is (or any of its or their property is) subject to any receiver, assignee, custodian, liquidator, conservator, committee, trustee or similar officer.

                  (10) Neither the Master Franchisor, nor any of its shareholders nor any of the ESI Centers referred to herein have been served in any litigation, an adverse outcome of which would impair the ability of the Master Franchisor or any such guarantor from performing its or his obligations under this Agreement and/or any of the other documents referred to herein.

                  (11) The Master Franchisor is not in default under, and no condition exists that with notice or lapse of time would constitute a default of Master Franchisor under (i) any mortgage, loan agreement, evidence of indebtedness, or other instrument evidencing borrowed money to which the Master Franchisor is a party or by which the Master Franchisor or the properties of the Master Franchisor are bound; or (ii) any lease for any of the premises where the ESI Centers are located (ii) any judgment, order, regulation or injunction of any court, arbitrator, governmental agency.

                  (12) Master Franchisor has good and marketable title to all of furniture, fixtures, equipment and all other assets at each of the ESI Centers, free and clear of all security interests, liens, encumbrances, or other restrictions or claims, except as otherwise set forth on Schedule 3B.

                  (13) Master Franchisor does not own any Subsidiaries nor does it hold any rights to acquire any shares of stock or any other security or interest in any other corporation or entity.

                  (14) To the best of Master Franchisor's knowledge, the Master Franchisor is, in the conduct of its business, in substantial compliance with all laws, statutes, ordinances, regulations, orders, judgments, or decrees applicable to it, except those, which taken as a whole, would not have a materially adverse effect on the business of the Master Franchisor or any of the ESI-Centers.

                  (15) Master Franchisor has the financial ability to perform its obligations under the terms of this Agreement; annexed hereto as Exhibit is a true and correct statement of the assets and liabilities of the Master Franchisor as of the day of , 1996 and there has been no material adverse change in such assets and/or liabilities to the date hereof.

                  (16) On the date hereof and on the Effective Date, the statements and information set forth in this Section 3B or any Schedule or Exhibit referred to herein are true and complete, are not misleading and do not omit any material information.


4.    TERRITORY/DEVELOPMENT OBLIGATIONS:

      A. As used herein, the term "Territory" shall mean the Province of Ontario within the country of Canada.

      B. Master Franchisor shall be obligated, during the Term of this Agreement, to construct, equip, open and continue in operation, or train and assist Sub-Franchisees, to construct, equip, open and operate, and thereafter maintain, or cause to be maintained, in operation, the number of STERLING OPTICAL CENTERS, set forth on the Development Schedule, annexed hereto, as Schedule "C". The number of Centers required under the Development Schedule, shall be exclusive of the four (4) Existing Centers, described on Schedule "A", the assets of which LTD will acquire simultaneously with the execution of this Agreement, and shall also be exclusive of the five (5) ESI Centers, described on Schedule "B"; provided, however, each of the Centers opened pursuant to the Development Schedule, as well as each of the Existing Centers and the ESI Centers, shall be operated pursuant to the provisions of this Agreement.

      C. Each Center opened within the Territory, shall be opened and/or operated by either (i) the Master Franchisor, in which event Master Franchisor shall operate said Center pursuant to the terms of this Agreement (a "Master Franchisor Center"), or (ii) or a Sub-

Franchisee (a "Sub-Franchisee Center"), in which event Master Franchisor and Sub-Franchisee shall be obligated to enter into a Sub-Franchise Agreement which shall be substantially in the form then being used by the Company for its Franchisees, subject to such changes and modifications as shall (i) be necessary to reflect that the Master Franchisor hereunder shall be the Franchisor thereunder; (ii) as set forth in this Agreement, or (iii) have otherwise been approved by the Company. The current form of agreement is annexed hereto as Exhibit "A". Master Franchisor shall have the right, at any time during the Term of this Agreement, and subject to the terms hereof, to sell the assets and franchise at any Existing Center, ESI Center, or Master Franchisor Center, to a Sub-Franchisee who shall execute a Sub-Franchise Agreement in accordance with the terms herein, and whereupon said Center shall thereafter, for purposes of this Agreement, be deemed to be a Sub-Franchisee Center. Notwithstanding the foregoing, the conversion of an Existing Center or an ESI Center to a Sub-Franchisee Center, shall not change Master Franchisor's obligations under the Development Schedule, it being acknowledged that, the number of Centers described in the Development Schedule shall be exclusive of the Existing Centers and the ESI Centers, notwithstanding their subsequent conversion to a Sub-Franchisee Center.

      D. All locations and leases shall be subject to the approval of the Company which approval shall not be unreasonably withheld. Master Franchisor shall be obligated to submit to the Company, for its approval, the final form of the negotiated lease, together with the information relating to the location, as described in Section E below. All documents required to be submitted by the Master Franchisor shall be forwarded via overnight courier to the attention of the Company's corporate counsel at the address described in Section 27 of this

Agreement. The Company shall have the right to have all leases reviewed by its counsel, who shall have the right to provide comments or suggested or required modifications to the proposed lease. Master Franchisor shall be obligated, during the first year of the term of this Agreement, to reimburse the Company for its reasonable legal fees incurred in reviewing the leases, which fees, the Company agrees, during the first year of the term of this Agreement, will not exceed US$250 per lease. The Company reserves the right, at any time during the term of this Agreement, to charge the Master Franchisor for all of its reasonable fees and expenses incurred, if, at the request of the Master Franchisor, the Company or its attorney negotiates the terms of the lease and/or the modifications on behalf of Master Franchisor. The Company shall be obligated within five (5) business days after receiving the required information to approve or reject the proposed location and/or the lease. The approval of a location may be subject to obtaining a satisfactory lease for said location. In the event that the Company fails to object to a location or the lease therefor, within five (5) business days after receipt of the required information such approval shall be deemed granted.

      E. To obtain the Company's approval for a particular location, Master Franchisor shall submit to the Company, a lease, if applicable, together with such ownership, demographic, commercial and other information as the Company may reasonably require. Master Franchisor hereby acknowledges and agrees that Company's approval of a site does not constitute an assurance, representation or warranty of any kind, express or implied, as to the suitability of the site for a STERLING OPTICAL CENTER or for any other purpose. The Company agrees that its approval to any proposed location shall not be unreasonably withheld or delayed.

      F. If the Company approves the proposed location and the lease therefor, the Master Franchisor shall thereafter, if the location is a Master Franchisor Center, proceed to acquire, construct, open and operate said Center, in accordance with the terms hereof. If the location relates to a Sub-Franchisee Center, then Master Franchisor shall promptly execute a Sub-Franchise Agreement with the Sub-Franchisee, in accordance with the terms hereof.

      G. If, at any time, LTD shall obtain an assignment of the leases for any of the Existing Centers, in accordance with the terms set forth in the Purchase and Sale Agreement between the parties, and provided that at such time any amounts remain to be paid, under the Master Fee Note and/or the various other promissory notes being executed by and delivered to the Company by LTD and/or EYE-SITE, pursuant to the terms of a Purchase and Sale Agreement, dated of even date herewith (the "Purchase Notes"), then in said event, LTD shall execute and deliver to the Company, as security for its obligations hereunder, a collateral assignment of lease, in the form annexed as Exhibit "B" herein which collateral assignment shall be returned to Master Franchisor upon full payment of all amounts due under the Master Fee Note and the Purchase Notes. For each Sub-Franchisee Center, Master Franchisor will either (i) have the lease executed by the Master Franchisor or an affiliate of the Master Franchisor, and then deliver to the Company a collateral assignment of the lease, or (ii) shall use its best efforts to cause its Sub-Franchisee to execute and deliver to the Master Franchisor, a collateral assignment of said lease, and, upon expiration or other termination of this Agreement, Master Franchisor shall deliver said collateral assignment to the Company, in accordance with the provisions of
Section 19 of this Agreement.

5.    MASTER FRANCHISOR'S RIGHT TO OFFER FRANCHISES

      A. Master Franchisor shall at all times, and at Master Franchisor's cost and expense, comply with all applicable laws and regulations, including those applicable to the solicitation of prospective franchisees and the offering and sale of franchises by Master Franchisor within the Territory. The Company shall, at the Company's expense, and subject to Master Franchisor's obligations hereunder, cause the Uniform Franchise Offering Circular ("UFOC") being utilized by the Company on the Effective Date of this

Agreement to be modified to comply with the then existing statutes, rules and regulations applicable to the sale of franchises within the Territory, provided Master Franchisor shall be obligated to promptly furnish to the Company or its counsel all such information and documents as the Company or its counsel shall reasonably request in connection with such Franchise Offering Circular. Thereafter, the Master Franchisor shall be obligated to modify the UFOC to reflect the relationship by and among the Company, Master Franchisor and the Sub-Franchisees, and, if required, to comply with applicable rules and regulations and shall be obligated, at Master Franchisor's cost and expense, to have such Offering Circular[s] reviewed by local counsel who shall, if requested by the Company, confirm to the Company, in writing, that same is in compliance with the applicable laws, rules and regulations within the Territory.

      B. In the event that any applicable laws, rules or regulations within the Territory, at any time, shall require registration, filing or similar action to be taken with respect to the offer to sell franchises, or any of the transactions contemplated hereunder, then, in said event, Master Franchisor shall, at its cost and expense, register and maintain proper registrations as a Master Franchisor, in all jurisdictions where such registration is or shall be required. Subject to the provisions of Section 5A above, Master Franchisor shall submit to the Company, for its prior written approval, any offering circular, prospectus, statement of material fact, offering memorandum or any other similar document proposed to be filed or registered with any security commission or other governmental agency or authority or stock exchange or otherwise used in connection with any solicitation or sale of franchises for the STERLING OPTICAL CENTERS in the Territory, together with true copies of all other material agreements, documents, and information required to be prepared, filed or submitted in connection therewith. All copies so provided to the Company shall be signed by the Chief Executive Officer and the Chief Financial Officer of Master Franchisor. The Company does not undertake any obligation hereunder to review any such material or to advise Master Franchisor in connection therewith. If requested by the Company, Master Franchisor shall, at its sole cost and expense, make such amendments to such material as the Company shall, in its sole and reasonable discretion, require in order to eliminate any untrue statement of material fact or to rectify an omission to state a material fact that is required by applicable to be stated, or that is necessary to make a statement not misleading in light of the circumstances in which it was made. For the purposes hereof, the term "material fact" shall mean a fact that significantly affect the decision of a reasonable and prudent person contemplating the purchase of a Sterling Optical Center Franchise.

      C. The Company agrees that the Company shall, from time to time, at the Company's cost and expense, provide Master Franchisor with copies of the standard franchise marketing presentation and agreements typically provided to prospective franchisees of the

Company. Master Franchisor shall be obligated, at its cost and expense, to amend these documents to reflect the terms of the Franchise Agreements being offered by Master Franchisor and to ensure that such material complies with all local laws, rules and regulations.

      D. Master Franchisor agrees to indemnify the Company from and against any and all claims, demands, suits, liability, losses, costs, and expenses incurred, suffered or sustained by the Company as a result of any misrepresentation or omission made by Master Franchisor to any person in connection with the solicitation or sale of a franchise or in connection with any violation by Master Franchisor of any applicable law, by-law, rule or regulation pertaining to the solicitation or sale of franchises. This indemnity shall not apply with respect to any representation or omission of a material fact contained in any document prepared by the Company and made available to the Master Franchisor for use in connection with the solicitation or sale of franchises, unless based upon information provided by Master Franchisor. Master Franchisor shall not make or permit any representation concerning the Company, the System, the trade marks or franchises to be made, including without limitation, the profitability thereof, other than such representations (if any) as are expressly approved by the Company or which are not in any way contrary to or inconsistent with any representation in any up-to-date disclosure document pertaining to the sale of franchises for STERLING OPTICAL CENTERS which has been prepared and registered by the Company with any security commission or other governmental agency or authority or recognized stock exchange, or other than representations specifically authorized in writing by the Company. Master Franchisor's failure to comply with the provisions of this subsection shall constitute a material default under this Agreement. The Company shall exercise its best efforts to cooperate with Master Franchisor, at no expense to the Company, in effecting compliance with all applicable laws and regulations, if requested to do so by Master Franchisor.

      E. All Sub-Franchisees shall be subject to the approval of the Company which approval shall not be unreasonably withheld or delayed. Master Franchisor shall be obligated to submit to the Company, for its approval, such information as the Company shall reasonably request with respect to potential Sub-Franchisees, or if Sub-Franchisee is a partnership, corporation, or other business entity, the principals thereof, including financial background, credit history and business experience. All documents required to be submitted by the Master Franchisor shall be forwarded via overnight courier to the attention of the Company's corporate counsel at the address described in Section 27 of this

Agreement. The Company shall be obligated, within five (5) business days after receiving the required information, to approve, reject the proposed Sub-Franchisee or request additional information. The Company shall also have the right to require the proposed Sub-Franchisee at, Sub-Franchisee's cost and expense, to meet with and be interviewed by representatives, officers or employees of the Company at the Company's offices, presently located in New York. In the event that the Company fails to either request additional information including, Sub-Franchisee's meeting with representatives of the Company at the Company's offices or object to a proposed Sub-Franchisee, within five (5) business days after receipt of the required information, such approval shall be deemed granted. In the event the Company shall request additional information, and/or meeting with the proposed Sub-Franchisee, the Company shall have five (5) days from the later of receipt of additional information or the date of the meeting with the Sub-Franchisee to approve or reject the proposed Franchisee, in accordance with the provisions herein described.

6.    INITIAL AND CONTINUING FEES:

      A. INITIAL FRANCHISE FEE:

            (1) For each Sub-Franchisee Center opened pursuant to the terms of this Agreement, and for each ESI Center, Existing Center, or Master Franchisor Center which is converted to a Sub-Franchisee Center, the Master Franchisor shall pay to the Company an initial non-recurring Initial Franchise Fee, which, for the first three (3) years during the term of this Agreement, shall be equal to fifty (50%) percent of the amount due from the Sub-Franchisee, and thereafter shall be equal to forty (40%) percent of the amount due from the Sub-Franchisee. The initial franchise fee for Sub-Franchisee Centers shall not, without the prior written consent of the Company, be less than TWENTY THOUSAND ($20,000 Cnd.) CANADIAN DOLLARS. Said fees shall be due and payable upon the earlier of either (i) the signing by Sub-Franchisee of a Sub-Franchise Agreement or (ii) the opening of a Sub-Franchisee Center.

            (2) There shall be no initial non recurring franchise fee due for any of the ESI Centers or for the Existing Centers opened under the terms of this Agreement, until said Center shall be converted to a Sub-Franchisee Center. In addition, if Master Franchisor shall own and operate a Center, the initial franchisee fee for such Master Franchisor Center will be due upon the earlier of either (i) twelve (12) months following the opening of the Center or (ii) the transfer of said Center to a Sub-Franchisee.

      B. ROYALTY PAYMENTS:

            (1) For each Master Franchisor Center, each Existing Center, and each ESI Center, the Master Franchisor shall be obligated to pay to the Company a continuing royalty fee (the "Royalty Fee"); which, during the first 12 months of the term of this Agreement, shall be equal to three (3%) percent of Gross Revenues, and thereafter shall be equal to two (2%) percent of the Gross Revenues of each Center; provided, however, in the event that the Master Franchisor increases the royalty fees due from its Sub-Franchisees to more than eight (8%) percent then with respect to any Master Franchisor Centers opened or which commence operation as a Master Franchisor Center after the date of said increase, the royalty fee due pursuant to this provision shall be in an amount equal to the percentage of the Gross Revenues of each Center which Master Franchisor is obligated to pay to the Company for each of the Sub-Franchisee Centers, as described in subsection (2) below. The Royalty Fee shall be payable to the Company on a monthly basis, shall be delivered on the tenth (10th) day of each month and shall be calculated on the basis of the Center's Gross Revenues for the immediately preceding calendar month.

            (2) Each Sub-Franchise Agreement shall provide that the Sub-Franchisee shall be obligated to pay to the Master Franchisor, a continuing royalty in an amount which, except for Converted Centers which shall be subject to the provision of subsection 6B(3) below, shall not be less than eight (8%) percent of the Gross Revenues of the Center (as defined below) and shall be payable on a weekly basis. The Master Franchisor shall be obligated to pay to the Company, during the first 12 months of the term of this Agreement, an amount equal to 37.5% of the royalty due from the Sub-Franchisee, and thereafter an amount equal to 25% of the royalty due from the Sub-Franchisee. These payments shall be payable to the Company on the tenth (10th) day of each month and shall be calculated on the basis of the royalties due from each Sub-Franchisee for the immediately preceding calendar month.

            (3) In the event that Master Franchisor enters into a Sub-Franchisee Agreement with a person who has been operating a retail optical store under another name and, in conjunction with the execution of the Sub-Franchise Agreement, converts said store to a Sterling Optical Center (a "Converted Center") and thereafter operates a Sub-Franchisee Center in accordance with the terms herein, in lieu of the eight (8%) percent royalty fee, Master Franchisor shall have the right to provide that said Sub-Franchisee shall, for the first four (4) years, pay royalty fees which shall be calculated on the basis of Base Revenues and Additional Revenues as hereinafter defined.

                  (a) Base Revenues, for Converted Centers which have in
            operation for less than one year, shall be the total Gross Revenues of the Center prior to the effective date of the Franchise Agreement.

                  (b) Base Revenues for Converted Centers which have been in operation for more than one year shall be equal to the average Annual Gross Revenues for the 24 month period immediately prior to the Effective Date.

                  (c) Additional Revenues shall be all Gross Revenues in excess of the Base Revenues.

                  (d) The Master Franchisor shall, for a Converted Center, have the right to provide that during the first four (4) years of the term of the Sub-Franchisee Agreement that the Sub-Franchisee shall pay the Royalty Fees which shall be not less than the following:

            YEAR              % PAYABLE ON            % PAYABLE ON
            ----              BASE REVENUES           ADDITIONAL REVENUES
                              -------------           -------------------

            1                       2%                      8%
            2                       2%                      8%
            3                       4%                      8%
            4                       6%                      8%

            Commencing with the fifth year of the term of the Sub-Franchisee Agreement (or if the Center shall be sold or transferred to a new Sub-Franchisee, then upon the effective date of said transfer) the Sub-Franchisee shall be obligated to pay a royalty fee which shall not be less than eight (8%) percent of the Gross Revenues at the Center

                  (e) Master Franchisor shall be obligated to pay to the Company that portion of the royalty fee as specified in subsection (2) above for each said Converted Center.

            (4) As used herein, the term "Gross Revenues" shall mean and include the aggregate amount of all fees and other charges of every type, kind or nature for professional and other services performed and/or goods and services sold at, from, through or in connection with the Center, by Master Franchisor (if a Master Franchisor Center) or by Sub-Franchisee (if a Sub-Franchisee Center), or the Centers's employees, independent contractors, affiliated professionals or others, and inclusive of service plans, insurance plans, and rental or other amounts received upon the subletting or other agreement pursuant to which a licensed professional occupies a portion of the Premises, but excluding the full amount of (i) any cash refunds and/or reimbursements or price adjustments issued to customers and/or patients of the Center in the ordinary course of Master Franchisor's or Sub-Franchisee's, whichever the case may be, business, and in accordance with the Operating Manual; (ii) sales, use, service or excise taxes collected from customers and/or patients and paid to the appropriate taxing authority; (iii) bad debts as determined to be uncollectible by a bona fide collection agency, provided that the Master

      Franchisor or Sub-Franchisee, as appropriate, has used its reasonable best efforts to collect such bad debts and has utilized good business practices to ensure that such bad debts do not exceed levels which are customary for the industry, and further provided that said amount shall be net of any insurance proceeds received by the Master Franchisor or Sub-Franchisee on account of such bad debts; (iv) optometric fees or services of any nature if, and only to the extent that, the payment or collection of royalties upon said amounts would be a violation of the laws of the jurisdiction in which the Center is located, and then only for as long as, and to the extent prohibited by, such law; and (v) eye refraction services, collected by independent contractors, including optometrists or ophthalmologists, located at the Centers who are not affiliates of Franchisee, whose arrangements with Franchisee are the result of arms length negotiations, and which fees are paid to said independent contractor by its patients and no portion is payable to Franchisee. For purposes of this definition, all such fees and charges shall be included within the Center's Gross Revenues at the time the goods are sold or the services are rendered, notwithstanding the fact that full payment for the same has not been received at that time.

      C.    RENEWAL FEES/TRANSFER FEES

            Upon renewal or transfer of any Sub-Franchise Agreement, the Master Franchisor shall be obligated to pay to the Company, an amount which, for the first three (3) years during the term of this Agreement, shall be equal to fifty (50%) percent of the renewal fee or transfer fee due from the Sub-Franchisee or the transferee, and, thereafter, shall be equal to forty (40%) percent of the renewal fee or transfer fee due from the Sub-Franchisee or the transferee. Said amount shall be due and payable to the Company, upon the earlier of either (i) execution by Sub-Franchisee of any renewed Sub-Franchise Agreement or any assumption of or execution of a new Sub-Franchise Agreement, in the event of a transfer; or (ii) payment by the Sub-Franchisee or transferee of any renewal fee or transfer fee to the Master Franchisor.

      D.    INTEREST ON LATE PAYMENTS.

            If any payments due to the Company, its subsidiaries or its affiliates, are more than ten (10) days overdue, such obligations shall bear interest from and after their respective due dates, and Master Franchisor shall be obligated to pay to the Company, upon demand therefor, interest, at the rate of one and one-half (1-1/2%) percent per month, or the highest applicable legal rate for open account business credit, whichever is lower.

      E.    ELECTRONIC TRANSFERS.


            The Company shall, during the term of this Agreement, have the right to require that any or all payments due to the Company or its affiliates, from Master Franchisor be made via an electronic fund transfer process, pursuant to which Master Franchisor's bank accounts will be debited directly by the Company, or its financial institution. Master Franchisor is required, within ten (10) days after written request by the Company, to submit to the Company or the Company's financial institution, such documentation and authorization for such transfers, in such form as may, from time to time, be required by the Company or its various financial institutions. Master Franchisor may not change its bank accounts or financial institutions, unless prior to such change, it so notifies the Company of such change, and executes such authorization as may be necessary to continue to permit such electronic transfer.

      F.    RETURNED PAYMENTS.

            (1) If any check or electronic fund transfer which Master Franchisor delivers or authorizes for payment to the Company or any of its subsidiaries and affiliates is returned unpaid by the bank upon which it is drawn for any reason other than bank error or the payee's endorsement, then Master Franchisor shall, upon demand, pay to the Company, as a service charge, $25 or such greater amounts as charged by the Company's bank for each such unpaid check or transfer.

      G.    ACCEPTANCE AND APPLICATION OF PAYMENTS.

            (1) The Company shall have the right to apply any payments received from Master Franchisor for any purpose or reason to any past due indebtedness of Master Franchisor for Royalty Fees, purchases from the Company or its affiliates, interest, or any other indebtedness owed by Master Franchisor to the Company or its affiliates, in such order of application as the Company shall, consider appropriate; except that payments received on account of the Master Fee Note, the Purchase Notes or any other note shall be applied to the payments due under said note.

            (2) Master Franchisor acknowledges that this Subsection G of Section 6 shall not constitute the Company's agreement to accept any such payments after the same are due or a commitment by the Company to extend credit to Master Franchisor.

            (3) All amounts due hereunder to the Company from the Master Franchisor, unless otherwise set forth herein, shall be payable in Canadian Funds.

7.    SIMULTANEOUS CONVERSION OF EXISTING CENTERS

      A.    EXISTING IPCO CENTERS

            (1) Simultaneously with the execution of this Agreement, LTD is acquiring from the Company the assets relating to the four (4) Existing Centers, in accordance with the terms of the Purchase and Sale Agreements being executed simultaneously herewith, and, in connection therewith, is delivering to the Company the Purchase Notes, including a Note in the principal amount of US$450,000, as well as a note for the inventory located at each of said Existing Centers.

            (2) From and after the date hereof, LTD shall be required to operate the Existing Centers in accordance with the terms set forth herein for "Master Franchisor Centers" except said Centers, whether operated by LTD, EYE-SITE or by a Sub-Franchisee, shall not be included in the number of Centers required under the Development Schedule. In the event that at any time LTD shall sell or otherwise transfer the Franchise for any of the Existing Centers, together with all or substantially all of the assets pertaining thereto (in accordance with, and as permitted by, the terms of this Agreement), then Master Franchisor shall be obligated to execute a Sub-Franchise Agreement with the Sub-Franchisee, and thereafter the Center shall, subject to the terms hereunder, be operated in accordance with the terms of said Agreement.

      B.    SIGNAGE AND TELEPHONE LISTINGS FOR EXISTING CENTERS AND
            ESI CENTERS

            (1) The Company shall be obligated, within ninety (90) days following the date of execution of this Agreement, or such reasonable additional periods as the Company may require to obtain permits from local authorities, and the consent of landlords for each of said Centers, at its cost and expense, to replace all IPCO Optical signage at the Existing Centers, to Sterling Optical signage, in accordance with the standard requirements of the Company.

            (2) EYE-SITE shall be obligated, within ninety (90) days after the execution of this Agreement, or such reasonable additional periods as EYE-SITE may require to obtain permits from local authorities and consent of the landlords of each Centers, at its cost and expense, to replace all Eye Site signage at the ESI Centers with Sterling Optical signage, in accordance with the standard requirements of the Company; provided, however, that the Company shall give to Master Franchisor a credit of $4,000 toward the signage of each Center, which amount shall be paid by the Company at Closing.

            (3) As soon as practicable following the Effective Date of this Agreement, Master Franchisor shall, at its cost and expense, cause all telephone and yellow page listings for the Existing Centers and the ESI Centers to be amended to use only the Sterling Optical name. All listings shall be in accordance with the standard requirements of the Company. The Company shall promptly furnish to Master Franchisor specifications and samples for such listings.


8.    RECORDS, REPORTS, INSPECTIONS AND AUDITS.

      A.    ACCOUNTING AND RECORDS.

            (1) Master Franchisor will itself, and will cause its Sub-Franchisees, to establish and maintain, a complete and accurate bookkeeping, accounting, ordering and record keeping system conforming to generally-accepted accounting principles and the requirements and formats prescribed by the Company from time to time in its Operating Manual, or otherwise prescribed by the Company in writing. Such accounting and bookkeeping system shall include: (i) sequentially numbered sales tickets, on such forms as the Company may from time to time prescribe; (ii) daily closeouts and deposits; and (iii) cash registers equipped with duplicate tapes and utilizing a locked-in grand total mechanism or such other point of sale equipment as the Company may, from time to time, require in accordance with the terms hereof.

            (2) Master Franchisor shall furnish the following reports to the Company all of which shall be on forms approved or required by the Company and all of which shall be certified by the Master Franchisor as true and correct:

                  (a) for each Existing Center, ESI Center, Master Franchisor
            Center and Sub-Franchisee Center, by the close of business on Monday of each week, a written or electronic statement of the Gross Revenues of the Center for the immediately preceding week ending at the close of business on the preceding Sunday, and, upon request by the Company, Master Franchisor shall also, provide to the Company copies of the sales register tapes, the order forms or such other forms as the Company may prescribe;

                  (b) for each Existing Center, ESI Center, Master Franchisor
            Center and Sub-Franchisee Center, on or before the tenth (10th) day of each month, a written statement of the Gross Revenues of the Center and related information for the immediately preceding calendar month; and

                  (c) within thirty (30) days following request by the Company, a quarterly and/or year-to-date profit and loss statement and a current balance sheet for the Master

            Franchisor, each Sub-Franchisee and for each Master Franchisor Center, Sub-Franchisee Center, Existing Center and ESI Center; and

                  (d) within ninety (90) days after the end of each calendar year, an annual profit and loss statement of the Center for the year then ended and a balance sheet for the Master Franchisor, Sub-Franchisee and for each Existing Center, ESI Center, Master Franchisor Center and Sub-Franchisee Center as of the end of the year, which have been reviewed by an independent certified accountant or public accountant, or if requested by the Company, are accompanied by an opinion of either a certified accountant or public accountant or a firm of accountants selected by Master Franchisor and approved by the Company, which opinion may be qualified only to the extent reasonably acceptable to the Company; provided, however, it is agreed that a review engagement shall be deemed acceptable, unless the Master Franchisor is required to provide additional reports to its lending or banking institutions, in which event, Master Franchisor shall also provide such other reports to the Company.

            (4) Master Franchisor shall require each Sub-Franchisee to maintain and submit to Master Franchisor all other reports and information required hereunder and under the terms of the Sub-Franchise Agreement, and Master Franchisor shall, within five (5) days after receipt of same from Sub-Franchisee, forward duplicate copies thereof to the Company.

            (5) Master Franchisor shall maintain readily available for inspection by the Company, and shall furnish to the Company upon its request, exact copies of all province sales, service, and GST (value-added) tax returns. In addition, Master Franchisor, at its expense, shall furnish to the Company and its agents such additional forms, reports, records, financial statements and other information as the Company may require.

            (6) Master Franchisor shall preserve and make available for inspection by the Company all books, records, accounts and tapes for a period of seven (7) years or for such other period as may be prescribed in the Operating Manual.

            (7) Acceptance by the Company of any payment shall not be conclusive or binding on the Company with respect to the accuracy of such payment to the Company.

      B.    THE COMPANY'S RIGHT TO EXAMINE BOOKS AND RECORDS.

            (1) The Company shall have the right, at the Company's expense, except as provided in subsection (3) below, at any time during or after normal business hours, and upon not less than seventy-two (72) hours prior notice to Master Franchisor, to examine or audit, or cause to be examined or audited, the business records, cash control devices, bookkeeping and accounting records, bank statements, sales, service, payroll records, and other books and records of the business conducted by the Master Franchisor hereunder, including all books, records and accounts relating to the Advertising Fund, or any of its Centers or the business conducted by any of its Sub-Franchisees to verify the accuracy of the statements rendered and remittance made by Master Franchisor and its compliance with the requirements set forth herein.


            (2) Master Franchisor shall maintain all of its books, records and supporting documents at all times at its designated office within the Territory or at such other or additional locations as the Company shall have consented to in writing, and shall cause its Sub-Franchisees to maintain their books, records and supporting documents at their respective offices within the Territory. Master Franchisor shall fully cooperate with representatives of the Company and any independent accountants or other persons hired by the Company to conduct any such examination or audit. The Company and its agents shall have the right to make extracts from, and copies of, all such documents and information.

            (3) In the event that any such examination or audit shall disclose an understatement of Gross Revenues, Master Franchisor shall pay to the Company, within five (5) days after receipt of the examination or audit report, the Royalty Fees due and payable with respect to the amount of such understatement, plus interest (at the rate and on the terms provided herein) from the date originally due until the date of payment. If such examination or audit is made necessary by the failure of Master Franchisor to furnish reports, supporting records, financial statements (in the form required pursuant to Section 8A2(d) above) or other documents or information as herein required, or the failure by Master Franchisor to furnish such reports, records, financial statements, documents or information on a timely basis, or if the audit discloses an understatement of Gross Revenues by two (2%) percent or more, Master Franchisor shall also be obligated to reimburse the Company for any and all expenses incurred in connection with said audit, including, but not limited to, accounting and legal fees, travel and lodging expenses and compensation of the Company's agents and employees. In the event that the audit indicates a willful and deliberate understatement of Gross Revenues, and/or in the event that the understatement is ten (10%) percent or more for any three month period, said misstatement shall automatically be deemed to be a breach of this Agreement, and the Company may terminate this Agreement as described in Section 19 of this Agree-ment. The foregoing remedies shall be in addition to all other remedies and rights of the Company hereunder or under applicable law, including, but not limited to, the right to demand strict compliance with the terms of this Agreement and the right to terminate this Agreement in accordance with its terms.

            (4) In the event that any such examination or audit discloses an overstatement of Gross Revenues, the Company shall, within ten (10) days of its receipt of the examination or audit report, apply the Royalty Fees contributions which were paid with respect to such overstatement of Gross Revenues to any indebtedness which is then due and owing or will become due and owing to the Company in the future, which amounts shall be applied in accordance with Section 6 of this Agreement.

            (5) In the event that any such examination or audit discloses that the Master Franchisor has failed to maintain the Advertising Fund in accordance with the terms required hereunder, and in the event that said failure is not cured within the period required under Section 19 of this Agreement, then, in addition to all other remedies provided hereunder, the Company shall have the right to terminate this Agreement pursuant to
      Section 19 herein and shall have the right to charge the Master Franchisor for all accounting fees relating to such audit.

9.    POINT OF SALE AND OTHER COMPUTER SYSTEMS

      A. The Company and the Master Franchisor shall cooperate to cause no later than ninety (90) days from the date of this Agreement each of their existing Point of Sale Systems to be modified to be compatible and to enable the Company, to access, on a daily basis, the Master Franchisor's system, to obtain sales and other data relevant to this Agreement, relating to the Master Franchisor and its Sub-Franchisees. The Master Franchisor shall cause to be installed in each new Master Franchisor and each Sub-Franchisee Center, a point of sale system approved by the Company, (subject to continuing modifications and upgrades). Thereafter, Master Franchisor and each Sub-Franchisee shall be obligated, at their cost and expense, to install, maintain in operation and, from time to time, modify and/or upgrade said point of sale or other computer system, as may, from time to time, be designated by the Company; provided, however, that with respect to Centers existing on the date that a modification or upgrade is requested by the Company, such Centers shall have 90 days to install such new or modified systems or upgrade. Each system shall provide direct daily reporting of daily sales of all Master Franchisor Centers, Sub-Franchisee Centers, Existing Centers and ESI Centers to the office of Master Franchisor, and shall provide the Company with the ability to maintain direct access to Master Franchisor's system to enable the Company to obtain daily reporting from Master Franchisor for all Centers within the Territory. Master Franchisor shall not modify its programs or otherwise change its system without the prior written approval of the Company.

10.   OBLIGATIONS OF THE COMPANY

      A. The Company shall, at the Company's cost and expense, provide to all Sub-Franchisees, such initial training as is generally provided by the Company to its Franchisees who have previous retail optical experience. Such training shall be held at the Company's headquarters in New York or such other places as the Company shall designate in accordance with its standard practices. The cost of the training (including instructors and materials) shall be borne by the Company. All other expenses during such training, including, without limitation, costs of travel, accommodations, wages, meals and other expenses of Master Franchisor or Sub-Franchisee and their respective employees, shall be the responsibility of the Master Franchisor or Sub-Franchisees.

      B. During the term of this Agreement, the Company shall provide, once during each calendar quarter, a training meeting for all Sub-Franchisees, which meeting shall be held, at the Company's election, in Buffalo or Toronto, and may be held together with any other regional training meeting held for Franchisees of the Company. Said costs shall not include travel, food, lodging, or wages which shall be the responsibility of the Master Franchisor or the Sub-Franchisee. The Company shall also provide training of Master Franchisor's field consultants, which training, at the Company's election, may be held either in the United States or Canada, and which shall be consistent with the training generally provided to the Company's field consultants. At the Company's option, in lieu of conducting separate training for Master Franchisor's field consultants within the Territory, Master Franchisor's field consultants shall be included in the training programs conducted by the Company within the United States. The Company shall also have the right to require managers and/or other employees of Centers owned and operated by Master Franchisor to attend and/or participate in training meetings, or other training generally required by the Company for its Franchisees, which training may be at the offices of the Company or such other locations as may be designated by the Company. Except for the costs and expenses of the personnel of the Company which shall be borne by the Company, Master Franchisor shall be responsible for all costs and expenses relating to all such training programs, including without limitation, costs of travel, accommodations, wages, meals and other expenses of Master Franchisor and its employees, Sub-Franchisees and their field consultants.

      C. The Company shall, during the first year of the term of this Agreement, provide Master Franchisor with such reasonable initial training and assistance in the sale of franchises, the marketing of franchises, and the closing of franchise sales, as the Company shall determine to be reasonably necessary or appropriate. Such assistance shall include assisting in procuring of potential franchisees, initial and subsequent interviews and meetings with potential franchisees, training of franchisees and attendance at closing for execution of Sub-Franchisee Agreements.

      D. The Company shall use its best, reasonable good faith efforts, to assist Master Franchisor to obtain from vendors of optical products and services such payment and/or discount terms as may, from time to time, be obtained by the Company from such vendors for its Company-operated Centers; provided, however, Master Franchisor acknowledges that notwithstanding the Company's reasonable good faith efforts, the terms and discounts available to the Company may not necessarily be provided to the Master Franchisor.

      E. The Company shall provide the Master Franchisor with reasonable assistance in establishing programs to obtain funding from vendors for Franchisee education and training as well as other meetings for its Sub-Franchisees. Master Franchisor acknowledges that there is no guarantee that such funds will be available, or that the Company will be successful in assisting Master Franchisor to obtain such funds.

      F. Master Franchisor shall also have the right, at Master Franchisor's cost and expense, and at Master Franchisor's or Sub-Franchisee's expense, to have Sub-Franchisees attend, any national meetings or conventions which are held by the Company for its Franchisees.


      G. In the event that the Company shall offer to its franchisees training programs utilizing the services of outside consultants, or, in the event that the Company participates with vendors in training or sales programs, the Company shall seek to arrange for similar programs to be held within the Territory at Master Franchisor's expense or, in the event said programs are not held within the Territory, the Master Franchisor and the Sub-Franchisees shall have the right, at their cost and expense, to attend said meetings or programs at such location within the United States as the programs may be held.

      H. The Company shall provide Master Franchisor with all such research, proprietary information, technological information, vendor information, an other information and programs which it generally makes available to its franchisees, in the New York Region.

      I. The Company shall provide the Master Franchisor with all such specifications as shall generally be provided to its Franchisees,to design, construct, furnish and fixture Sterling Optical Centers;

      J. The Company shall provide the Master Franchisor with such special techniques, preparation instructions, new services and other operational developments as may, from time to time, be developed by the Company and deemed by it to be helpful to the Master Franchisor. Any trade secrets made available to Franchise pursuant to this subsection shall be deemed part of the "Business System".

11.   OPERATING MANUAL AND CONFIDENTIAL INFORMATION

      A. OPERATING MANUAL

            (1) The Company will loan to each Master Franchisor, for its use during the term of this Agreement, one (1) copy of the Company's Operating Manual (the "Operating Manual"), which Operating Manual contains mandatory and suggested specifications, standards, policies and operating procedures which are prescribed or suggested by the Company for Sterling Optical Centers and information relative to the other duties and obligations of franchisees of Sterling Optical Center; provided, however, Master Franchisor shall be obligated at Master Franchisor's cost and expense to modify the Company's Operating Manual to incorporate such laws, rules and regulations as may be applicable for operation of retail optical centers within the Territory and to reflect the relationship between the Master Franchisor, the Company and the Sub-Franchisee. Master Franchisor shall be obligated, at Master Franchisor's expense, to arrange for local counsel to review same to ensure it accurately reflects the applicable laws, rules and regulations. All such modifications shall be subject to the approval of the Company. Subject to the modifications herein contained, Master Franchisor shall be obligated to operate all Master Franchisor Centers, inclusive of the Existing Centers and the ESI Centers, and shall cause all Sub-Franchisee Centers, to be operated in accordance with the terms of the

      Operating Manual. Notwithstanding anything to the contrary contained herein or elsewhere expressed or implied, the Operating Manual shall not be used in any fashion to direct, limit or otherwise control the independent professional judgment of any ophthalmologist, optometrist or optician who provides professional eye care services at, from or through the Centers.

            (2) The Company shall have the right, from time to time, to add to, delete from and to otherwise modify the Operating Manual, upon written notice thereof to Master Franchisor, to reflect changes in authorized services, approved types and brands of equipment, new or modified marks, materials and supplies, specifications, standards, policies, techniques, and operating procedures. Each and every addition to, deletion from, or other modification to the Operating Manual shall become effective within thirty (30) days after Master Franchi-sor's receipt of the aforesaid notice from the Company or such greater time period as the Company shall specify in said modification. Master Franchisor shall be obligated to advise each of its Sub-Franchisees of any changes in the Operating Manual. The Master Franchisor shall retain the Operating Manual at its offices within the Territory; provided, however, that the master copies maintained by the Company at its office shall be controlling in the event of a dispute relative to the contents of the Operating Manual.

            (3) The Company shall deliver to Master Franchisor such computer tape or diskette as shall be necessary to assist Master Franchisor to duplicate the Operating Manual, provided same shall at all times remain the property of the Master Franchisor, and be subject to the provisions herein contained. Master Franchisor shall, subject to the terms of this Agreement and the Sub-Franchise Agreements, make a copy of the Operating Manual available to each of its Sub-Franchisees, together with such changes as shall be required to reflect the relationship between the Sub-Franchisee and the Master Franchisor; provided that all copies of the Operating Manual, either provided by the Company, or provided by the Master Franchisor to its Sub-Franchisees, shall be the property of the Company. Master Franchisor shall be obligated to maintain a record of the copies of the Operating Manual which it has supplied to its Sub-Franchisees. The Master Franchisor shall not provide more than one copy of the Operating Manual to any Center.

            (4) Master Franchisor shall at all times treat, and shall cause its Sub-Franchisees to treat, the Operating Manual, and the information contained therein, as confidential, and shall use, and cause its Sub-Franchisees to use, all reasonable efforts to maintain such information as secret and confidential.

            (5) Upon termination or expiration of this Agreement, Master Franchisor shall return the Operating Manual all computer tapes and diskettes, and all copies of any of the foregoing to the Company and shall cease use of all proprietary information. In the event that Master Franchisor shall, during the term of this Agreement, lose the Operating Manual or shall fail to return it upon termination or expiration, Master Franchisor shall be obligated to pay to the Company the sum of Five Thousand (US$5,000) Dollars for each copy thereof and shall provide in each Sub-Franchisee Agreement that each Sub-Franchisee will be obligated to pay to the Company the sum of FIVE THOUSAND (US$5,000) DOLLARS for each copy of the Operating Manual which such Sub-Franchisee fails to return. In addition, Master Franchisor shall use its best good faith efforts to cause each of its Sub-Franchisees to return the

      Operating Manual to the Company, upon expiration or termination of their Sub-Franchise Agreements.

            (6) Master Franchisor acknowledges that the Operating Manual, as it exists on the date of execution of this Agreement and as it may subsequently be amended by the Company, is proprietary to the Company, and belongs exclusively to the Company. Upon expiration or termination of this Agreement, Master Franchisor shall cease use of all such proprietary information.

      B.    CONFIDENTIAL INFORMATION.

            (1) The Company now possesses, and may hereafter acquire or develop, certain confidential information and know-how, consisting of the methods, techniques, computer software, formats, specifications, procedures, information and systems for, and knowledge of and experience in, the development, operation and franchising of Sterling Optical Centers ("Confidential Information"). Confidential Information has been or may be furnished to Master Franchisor, or the appropriate officers, shareholders or partners of Master Franchisor and/or the manager of any of its Centers.

            (2) Master Franchisor acknowledges and agrees that neither Master Franchisor, nor any of its Sub-Franchisees, will acquire any interest in the Confidential Information other than the right to utilize the same in connection with the operation of their respective Sterling Optical Centers in accordance with and during the term of this Agreement, or the Sub-Franchise Agreement, and that the use or duplication of the Confidential Information for any other purpose would constitute an unfair method of competition. Master Franchisor acknowledges and agrees that the Confidential Information is proprietary and contains trade secrets of the Company and has been disclosed to Master Franchisor by the Company solely for use in connection with this Agreement and the operation of Master Franchisor and Sub-Franchisee Centers, on the following conditions, all of which are specifically acknowledged, accepted and agreed to by Master Franchisor as being reasonable and necessary to protect the Company's proprietary interest in the Confidential Information:

                  (a) Master Franchisor will not use the Confidential
            Information in any other business or capacity;


                  (b) Master Franchisor will maintain the absolute
            confidentiality of the Confidential Information during and after the term of this Agreement and will not communicate, divulge, nor disclose it to any unauthorized person;

                  (c) Master Franchisor will not make unauthorized copies of any portion of the Confidential Information which is disclosed in written form;

                  (d) Master Franchisor will adopt and implement all reasonable procedures prescribed from time to time by the Company to prevent the unauthorized use or disclosure of the Confidential Information including, without limitation, restrictions on disclosure thereof to Master Franchisor's employees, owners, contractors, and affiliated professionals, and the incorporation of nondisclosure and noncompetition clauses in employment and other agreements with such persons; and

                  (e) Master Franchisor will take, at Master Franchisor's sole cost and expense, but at the Company's option, and in any event under the Company's control, any legal action which the Company deems necessary to prevent use of the Confidential Information by any third party or entity which has gained access to the Confidential Information due, in material part, to the fault of Master Franchisor.

                  (f) Master Franchisor will disclose such information to
            Sub-Franchisees only upon their consent to the foregoing conditions, and Master Franchisor shall be obligated to take all such action as may be necessary to enforce the obligations of its Sub-Franchisee's to keep such information confidential.

            (3) Notwithstanding the restrictions contained in this Section 11B, the restrictions on Master Franchisor's and Sub-Franchisees disclosure and use of the Confidential Information shall not apply to the following:

                  (a) information, processes or techniques which are or become generally known in the eye care profession or eyewear industry, other than through deliberate or inadvertent disclosure by or through Master Franchisor or Sub-Franchisees or their agents, contractors, owners, affiliated professionals, employees or associates; and

                  (b) disclosure of the Confidential Information in judicial or administrative proceedings, but only to the extent that Master Franchisor or Sub-Franchisee is legally compelled to disclose the same by any competent legal authority; provided, however, that Master Franchisor shall have used its best efforts to prevent any such disclosure and shall have afforded the Company the opportunity to obtain an appropriate protective order or such other assurances as the Company may choose to seek in order to assure confidential treatment of any Confi-dential Information which Master Franchisor or Sub-Franchisee is required to disclose.

            (4) Master Franchisor's obligations hereunder shall survive the expiration or sooner termination of this Agreement.

12.   ADVERTISING AND PROMOTION:

      A. Master Franchisor shall be obligated to establish and maintain an advertising fund (the "Advertising Fund") to advertise and promote Sterling Optical Centers throughout the Territory, and shall thereafter use the Advertising Fund to diligently promote the Sterling Optical name. Each Sub-Franchisee Agreement shall require that the Sub-Franchisees makes a continuing contribution to the Advertising Fund in an amount which shall not be less than six (6%) percent of the Gross Revenues for said Center, which amount shall be paid on a weekly basis. For each Master Franchisor Center, as well as for the Existing Centers and ESI Centers, Master Franchisor shall be obligated to contribute to the Advertising Fund, on a weekly basis, an amount equal to six (6%) percent of the Gross Revenues for each of said Centers; provided, however, in the event that Master Franchisor increases the amount of the Advertising Fund Contribution due for new Sub-Franchisees, then, for such Master Franchisor Centers opened or which otherwise commence to operate as a Master Franchisor Center from and after the date of such increase, the Master Franchisor shall be obligated for each such Center to make contributions in such greater amount as then is being required to be contributed by new Sub-Franchisees.

      B. The Advertising Fund shall be maintained by the Master Franchisor as a separate fund, and shall not be commingled with the Master Franchisor's funds. The Advertising Fund shall be utilized for the purposes described herein and in the Sub-Franchise Agreements. In administering the Advertising Fund, and conducting the advertising programs, Master Franchisor shall be obligated to retain or employ such advertising agencies as shall be designated or approved by the Company, and shall be obligated, from the Advertising Fund, to pay all fees due to such advertising agencies. The Advertising Fund shall also be used to pay all media costs, commissions, creative and production costs and other costs relating to the regional advertising and promotional programs undertaken in the Territory by Master Franchisor pursuant to this Section. The Master Franchisor will be obligated to spend at least one half of that portion of each Sub-Franchisee's advertising contribution which is allocable to media (after deduction of appropriate agency fees, production costs, administrative costs and overhead) to media which is available within the Sub-Franchisee's Area of Dominant Influence ("ADI");

      C. Master Franchisor shall diligently advertise and promote the Marks and the chain of Sterling Optical Centers located within the Territory, in a manner that will reflect favorably on the Company, its proprietary marks, its franchises and sub-franchisees, and the good name, good will and reputation thereof. Master Franchisor shall not conduct any advertising or promotion which is or may be deceptive or misleading. All advertising and promotions shall conform to the highest standards of ethical advertising and shall be consistent with the advertising practices and policies established by the Company from time to time.

      D. Master Franchisor recognizing the importance of the standardization of such activities as aforesaid, agrees not to use any such material or engage in any such promotion without the prior approval of the Company, which approval shall not be unreasonably withheld. Master Franchisor agrees to submit to the Company, for its prior approval, all advertising and sales promotion materials which Master Franchisor desires to use. If within seven (7) days from the date of receipt of any advertising or sales promotion materials submitted by Master Franchisor the Company does not give Master Franchisor written or oral notice of any disapproval of said proposed advertising or sales promotion material, such materials shall be deemed approved. It is hereby agreed that notwithstanding the foregoing, once the Company has approved a specific advertising format, and until otherwise notified by the Company that said format is not acceptable, the Master Franchisor shall have the right to continue to utilize said format without obtaining the Company's consent to each such advertisement. The Company reserves the right to subsequently withdraw its consent if such advertisement no longer conforms to its then current standards.

      E. Master Franchisor shall be obligated, at its cost and expense, to furnish to the Company, on an annual basis, not later than 90 days after the end of each calendar year, a written report and accounting of the Advertising Fund, audited by a firm of independent certified public accountants acceptable to the Company. Master Franchisor shall also be obligated to make such reports available to each of its Sub-Franchisees. Master Franchisor shall also have the right, upon prior notice, to audit the accounts of the Advertising Fund. Master Franchisor also shall be responsible to submit to the Company such other reasonable reports, at such reasonable times, as the Company shall require including, but not limited to:

            (1)   annual advertising budgets, which shall be updated quarterly.

            (2)   quarterly advertising plans.

            (3) periodic written evaluations of the effectiveness of advertising activities.

13.   DUTIES AND OBLIGATIONS OF MASTER FRANCHISOR:


      A. Master Franchisor hereby covenants and agrees as follows:

            (1) to diligently recruit potential Sub-Franchisees and in connection therewith, to use the criteria and standards that may be designated by the Company, from time to time, for evaluating prospective franchisees and agrees to grant sub-franchises for the operation of Sub-Franchisee Centers only to those persons who demonstrate substantial compliance with such criteria and standards; shall be subject to the prior approval of the Company in accordance with the provisions of Section 5E above.

            (2) to assist each Sub-Franchisee in selecting a suitable location for the operation of its Sub-Franchisee Center and to supervise the construction, fixturing, furnishing and equipping of each Master Franchisor Center and Sub-Franchisee Center, to ensure that each Center complies with the requirements of the Business System, the Operating Manual and such plans and specifications as the Company may, from time to time provide to the Master Franchisor.

            (3) to fully and faithfully fulfill its responsibilities and perform its obligations as franchisor under each Sub-Franchise Agreement. Without limiting the generality of the foregoing, Master Franchisor shall observe and perform its obligations under each Sub-Franchise Agreement relating to site selection, development of the Center, training of Sub-Franchisees, pre-opening and opening assistance, advertising, and providing continuing supervision, advice and guidance in the operation of a Sub-Franchisee Center.

            (4) to operate each Existing Center, Master Franchisor Center and ESI Center, and to cause each Sub-Franchisee Center to be operated, in accordance with this Agreement, the Business System, the Operating Manual, and such other standards as the Company shall, from time to time, require for its franchisees.

            (5) to protect the integrity of the Business System in the Territory, including, without limitation, by taking all such steps (including commencement and diligent prosecution of legal proceedings), at its sole cost and expense, as may be necessary to cause each of its Sub-Franchisees to observe and perform, in a timely fashion, all of the Sub-Franchisee's obligations under its Sub-Franchise Agreement, and any other agreement entered into with the Master Franchisor in connection therewith.

            (6) to maintain a sufficient number of qualified personnel, to train and supervise Sub-Franchisees in the operation of a Sterling Optical Center, as well as to provide the office facilities, accounting services, advertising services, and such other services as may be required under this Agreement and/or each Sub-Franchise Agreement.


            (7) to actively promote the Sterling Optical name and to apply all amounts collected in the Advertising Fund to such promotion, or such other related expenses as may be authorized hereunder.

      B. With respect to each Sub-Franchise Agreement, Master Franchisor shall

            (1) prior to the opening of any Sub-Franchisee Center obtain the Company's approval to the selection of the Sub-Franchisee in accordance with the terms of this Agreement, and require the Sub-Franchisee to execute the Sub-Franchise Agreement, in the form required hereunder, as the same may, from time to time be amended;

            (2) promptly following the execution thereof, but in no event more than ten (10) days after the Sub-Franchisee commences operation of the Sub-Franchisee Center, provide to the Company true and correct copies of the Sub-Franchise Agreement, the Guaranty and all other documents executed by the Sub-Franchisee in connection with the Sub-Franchisee Center, together with a collateral assignment of the Franchise Agreement, and, if obtained pursuant to Subsection 4G above, a collateral assignment of the lease or sublease pursuant to which the Sub-Franchisee occupies the Premises where its Sub-Franchisee Center is located, and an assignment of the telephone number(s) utilized by the Sub-Franchisee at the Sub-Franchise Center; each Sub-Franchise Agreement shall provide Sub-Franchisee's consent to such collateral assignments and an acknowledgment and consent that in the event that this Agreement between Master Franchisor and the Company is terminated, for any reason whatsoever, the Company shall have the right, but not the obligation to require the agreements be assigned to the Company and thereupon the Sub-Franchisee shall become a franchisee of the Company;

            (3) obtain Sub-Franchisee's agreement to Sub-Franchisee's obligation to make all payments required under the Sub-Franchise Agreement to the Company or its designee, upon written notice from either the Company or Master Franchisor; and

            (4) obtain all such personal guaranties, guaranty and assumption agreements, security agreements, electronic fund transfer authorization and such other documents and agreements as may, from time to time, generally be required of the Company for its new Franchisees.

14.   OPERATION OF THE CENTERS.

      A.    CONDITION AND APPEARANCE OF THE CENTERS.

            (1)   Master Franchisor agrees that:

                  (a) each Center opened and operated pursuant to the terms of this Agreement will be used only for the operation of a Sterling

            Optical Center in compliance with this Agreement or the Sub-Franchise Agreement, and for no other purpose;

                  (b) Master Franchisor will, with respect to all Master
            Franchisor Centers, Existing Centers and ESI Centers maintain, at Master Franchisor's cost and expense, and with respect to all Sub-Franchisee Centers, cause the Sub-Franchisee to maintain at their cost and expense, the condition and appearance of the Centers in accordance with the standards of the Company and consistent with the image of a Sterling Optical Center as a clean, attractive, professional and efficiently operated retail optical center offering quality products and services, including, without limitation: (i) the continuous and thorough cleaning and sanitation of the interior and exterior of the Centers to keep the Centers in the highest degree of sanitation and repair; (ii) repair and alteration of the Centers, as may be reasonably required including repair of public areas, recovering, refinishing, or replacement of display cases, furniture, fixtures, or equipment, the renovation or replacement of flooring, and the repainting of the Centers; and (iii) the upgrading and/or remodeling of the Premises and the Centers, at such times as may be reasonably necessary to conform the Centers to the Company's then current standards and specifications for decor, layout, furnishings and/or equipment, for Sterling Optical Centers as the same may be modified upon consent of the Company which shall not be unreasonably withheld, to create a uniform appearance within the Territory or to reflect local styles or designs; and

            (2) In the event Master Franchisor does not maintain the condition and appearance of the Premises or the Centers in accordance with this Agreement, the Company may, in addition to its other rights and remedies hereunder, and upon not less than thirty (30) days prior written notice to Master Franchisor: (i) arrange for any necessary cleaning or sanitation, repair, remodeling, upgrading, painting or decorating; and/or (ii) replace the necessary fixtures, equipment or signs; unless within said thirty (30) day period the Master Franchisor has commenced to correct the condition, and thereafter diligently continues and completes said repairs and/or renovations. In the event the Company incurs any cost pursuant to this provision, Master Franchisor shall pay the entire cost thereof to the Company on the due date for the next subsequent Royalty Fee payment.

      B.    APPROVED PRODUCTS AND SUPPLIES.

            (1) In order to maintain set standards for the products and services provided by Sterling Optical Centers, Master Franchisor agrees that Master Franchisor shall, and shall require all Sub-Franchisees to, purchase or lease all equipment, fixtures, furnishings, products or other items required for use in connection with the operation of their Centers solely from suppliers approved by the Company. Such suppliers will be ones who demonstrate, to the continuing satisfaction of the Company, their ability to meet the Company's reasonable standards and specifications for such items; who possess adequate quality controls and capacity to supply and service Master Franchisor's needs promptly and reliably; and who have been approved in writing by the Company and not thereafter disapproved.

            (2) For purposes of this Agreement, and unless Master Franchisor is otherwise notified to the contrary, any vendor or supplier (i) listed now or at any time hereafter in "FRAME FACTS"; (ii) from whom Master Franchisor is currently purchasing goods or services; or (iii) and any vendor or supplier from whom the Company is purchasing goods or services for its Company-operated Centers shall be deemed to be an approved vendor or supplier and Master Franchisor may and may permit its Sub-Franchisee's to purchase or lease equipment, fixtures, furnishings, products or other items from any such vendor or supplier without first obtaining approval from the Company.

            (3) In the event that Master Franchisor or any Sub-Franchisee desires to purchase or otherwise obtain any equipment, fixtures, furnishings, products, or other items required for use in connection with the operation of their Centers from a supplier not previously approved by the Company, the Company shall have the right to require as one of the conditions to its approval that financial information as to such supplier be furnished to the Company, and that, at Master Franchisor's or Sub-Franchisee's expense, samples and/or specifications of such product be delivered to the Company or to an independent testing lab selected by the Company in the reasonable exercise of its discretion for tests designed to determine such item's compliance with the specifications set forth in the Operating Manual.

            (4) The Company shall, in the reasonable exercise of its discretion, be entitled to withdraw its approval of any item or supplier on the ground that such item or supplier does not then meet the standards set forth in the Operating Manual or other written stated specifications.

            (5) Master Franchisor agrees that all products, supplies or materials used or dispensed at, from or through any of the Centers to be opened and operated hereunder, shall comply with all applicable laws and shall be fit for their intended uses.

      C.    STANDARDS OF SERVICE.

            Each Center opened and operated under the terms of this Agreement, shall at all times give courteous, efficient and professional service to its customers and patients. Master Franchisor shall, and shall require that each of its Sub-Franchisees, adhere to the highest standards of honesty, integrity, professionalism, fair dealing and ethical conduct in all dealings with its suppliers, the public, the Company, and customers and patients served by or through their Centers.


      D.    COMPLIANCE WITH LAWS AND GOOD BUSINESS PRACTICES.

            (1) Master Franchisor shall, and shall require that its Sub-Franchisees, secure and maintain in force all required licenses, permits and certificates relating to the operation of each Center and shall, and cause its Sub-Franchisees to, operate each Center in full compliance with all applicable laws, ordinances and regulations including those regulations which govern the practice of medicine, optometry or opticianry.

            (2) In the event of the commencement of any action, suit, investigation or other proceeding against Master Franchisor, any Sub-Franchisee, any Center or the Company by any patient, customer, employee, former employee, affiliated professional, formerly affiliated professional, public agency, private group, professional organization or any other person or entity which may adversely affect the operation or financial condition of Master Franchisor, the Sub-Franchisee, the Company, or the goodwill associated with the Business System and the Marks, Master Franchisor shall promptly notify the Company in writing of such action or proceeding. The Company shall thereafter have the right to require that Master Franchisor or Sub-Franchisee not settle, compromise or otherwise resolve any such action, suit, investigation or proceeding without granting the Company an opportunity to become a party to the same and/or obtain such releases and other similar protection as its counsel shall consider appropriate. Master Franchisor shall promptly notify the Company of the resolution of any such action, suit, proceeding or investigation or the issuance of any order, writ, injunction, award or decree, by any court or agency, against Master Franchisor or any Sub-Franchisee.

      E.    MANAGEMENT OF THE CENTERS.

            Each Master Franchisor Center, Existing Center and ESI Center shall at all times have either one or more of Master Franchisor's principal shareholders or a manager who may, from time to time, be designated by Master Franchisor and who has successfully completed the Company's training program, devoting his or her full time and attention to the operation of the Centers, and the business described hereunder; provided that if at any time such person is not operating the Centers or the business in compliance with this Agreement or the Operating Manual, the Company shall have the right to so notify the Master Franchisor, and Master Franchisor shall thereafter be obligated to use its best efforts to either replace said manager, or cause such manager to remedy his/her non compliance; provided, however, if the condition has not been remedied to the Company's reasonable satisfaction within one hundred fifty (150) days after the initial notice, the Company reserves the right to revoke its approval of said manager and require that the Master Franchisor replace said manager within thirty (30) days after notice of such revocation of approval. The Company also maintains the right to require such manager(s), at Master Franchisor's cost and expense, to complete the Company's training program as more fully described in Section 10 above.

      F.    INSURANCE.

            (1) Master Franchisor shall, with respect to each Master Franchisor Center, Existing Center and ESI Center and, with respect to each Sub-Franchisee Center, shall cause its Sub-Franchisees to, maintain, at their sole expense (i) workers' compensation board premiums, to the extent applicable, and which policies shall have such face amounts, coverage provisions and exclusions as required by applicable law and as the Company shall approve; (ii) comprehensive public and product liability insurance and professional liability or malpractice insurance against claims for bodily and personal injury, death and property damage and a broad form comprehensive general liability endorsement against claims arising from or occurring in conjunction with the conduct of business by Master Franchisor or its Sub-Franchisees all services performed at or through the Centers, which general liability insurance policies shall have policy limits of not less than $1,000,000/$2,000,000 for property damage and personal injury and malpractice, with umbrella coverage up to $5,000,000 for any one incident, or such greater amounts as may, from time to time, be required by the Operating Manual, which insurance shall contain such coverage provisions and exclusions as the Company shall approve for franchised Sterling Optical Centers which are located in the locality which the Center is located; (iii) property and casualty insurance covering the assets, inventory, equipment, leasehold improvements and fixtures on an "all-risk" basis and in an amount not less than their aggregate replacement cost, but in any event, no less than the principal amount remaining on any Promissory Note(s) which may have been executed by Master Franchisor in connection with any financing provided by or through the Company to Master Franchisor; (iv) business interruption insurance; and (v) any additional insurance which may be required under the terms of the lease or Sublease for the Centers. The Company may, in the exercise of its reasonable discretion, periodically increase the amounts of coverage required under insurance policies and require different or additional kinds of insurance at any time, including without limitation, excess liability insurance, to reflect newly identified risks, changes in law or standards of liability, higher damage awards or other relevant changes in circumstances.

            (2) All such insurance policies shall name the Company, its designated affiliates and, where required, the landlord and sublessor of the Premises, as an additional insured and/or loss payee as its interest may appear, except with respect to the aforesaid professional liability or malpractice insurance policies; shall contain a waiver by the insurance company of all rights of subrogation against the Company and its affiliates; and shall provide that the Company shall receive thirty (30) days prior written notice of any termination, expiration, modification or cancellation of any such policy. In addition to any notice requirements contained in any insurance policy required by this Agreement, Master Franchisor shall notify the Company of all claims made under any insurance policy required by this Agreement within ten (10) days of Master Franchisor's receipt of the same. Master Franchisor shall submit to the Company a copy of the certificate or other evidence of such insurance simultaneously upon its execution hereof and annually thereafter upon the renewal or extension of each such insurance policy. If requested by the Company, Master Franchisor shall also submit an exact copy of any insurance policy required hereby.

            (3) If Master Franchisor at any time fails or refuses to maintain in effect any such insurance coverage required by the Company, or fails to furnish satisfactory evidence thereof to the Company, the Company may, at its option and in addition to its other rights and remedies hereunder, obtain such insurance coverage on behalf of Master Franchisor, and Master Franchisor shall promptly execute any applications or other forms or instruments which may be required in order to obtain any such insurance and pay to the Company, on demand, any costs and premiums which the Company may pay or incur in order to obtain such insurance policies for Master Franchisor, together with such service charges as the Company may from time to time impose for such procurement.

            (4) Master Franchisor's obligation to obtain and maintain the insurance coverage described herein shall not be limited in any way by reason of any insurance policies maintained by the Company, nor shall the Company's performance of such obligations relieve Master Franchisor of any obligations and/or liabilities under this Agreement.

      G.    TELEPHONE NUMBER.

            Master Franchisor acknowledges that all rights to the telephone number(s) of the Sub-Franchisee Centers, upon expiration or sooner termination of this Agreement, belong to the Company, and, upon the opening of each Sub-Franchisee Center, Master Franchisor shall cause each Sub-Franchisee to execute and deliver to the Master Franchisor and/or Company an assignment of the telephone number(s) substantially in the form annexed hereto as Exhibit "C". Master Franchisor further acknowledges that all rights to the telephone numbers of the Existing Centers, upon any expiration or sooner termination of this Agreement, prior to full payment of all amounts due under the Master Fee Note or any of the Purchase Notes, also belong to the Company and upon execution of this Agreement, Master Franchisor shall execute and deliver an assignment of telephone number substantially in the form annexed as Exhibit C, with respect to each of the Existing Centers; provided, however, upon full payment of all amounts due under the Master Fee Note and the Purchase Notes, the assignments shall be returned to the Master Franchisor.

15.   MARKS.


      A.    OWNERSHIP AND GOODWILL OF MARKS.

            (1) Master Franchisor acknowledges that the Company is the owner of the Marks and Master Franchisor's license to use the Marks is derived solely from this Agreement and is limited to the conduct of its business pursuant to and in compliance with this Agreement, the Operating Manual and all applicable specifications, standards, policies and operating procedures prescribed by the Company and does not give Master Franchisor any ownership interest in the Marks. Any unauthorized use of the Marks by Master Franchisor shall constitute an infringement of the rights of the Company in and to the Marks.

            (2) Master Franchisor agrees that all usage of the Marks by Master Franchisor, and by any Sub-Franchisee, and any goodwill established thereby shall inure to the exclusive benefit of the Company. Master Franchisor acknowledges that this Agreement does not confer any goodwill or other interest in the Marks upon Master Franchisor, except for the right to use, and sub-license same in accordance with the terms hereof. Master Franchisor shall not, and shall not permit any Sub-

      Franchisee, at any time during the term of this Agreement or after its termination or expiration: (i) register or attempt to register the Marks, or assert any right in them other than as specifically granted in this Agreement; (ii) contest the Company's rights and interest in and to the Marks or the Company's ownership of any of the Marks; or (iii) assist any other person in contesting the Company's rights and interest in and to the Marks or the Company's ownership of any of the Marks.

            (3) All provisions of this Agreement applicable to the Marks shall apply to any additional trademarks, service marks, logo forms and commercial symbols hereafter authorized for use by and licensed to Master Franchisor pursuant to this Agreement.

      B.    LIMITATIONS ON MASTER FRANCHISOR'S USE OF MARKS.

            Master Franchisor shall use the Marks as the sole identification of each Center opened or operated pursuant to the terms hereof, except to the extent that Master Franchisor or any Sub-Franchisee may be required to identify itself as the independent franchisee of the Center and/or by any statute or regulation, but only in the manner prescribed by the Company. Master Franchisor shall not use, nor permit any Sub-Franchisee to use, any Mark as part of its corporate, partnership or other entity name or with any prefix, suffix or other modifying words, terms, designs or symbols, or in any modified form and, if so used, Master Franchisor shall, upon demand of the Company, immediately cease, or cause the Sub-Franchisee to cease use of such name, assign all rights to said name to the Company and take all legal action to change the name to a name acceptable to the Company. Master Franchisor shall not use, nor permit any Sub-Franchisee to use, any Mark in connection with the offer or sale of any unauthorized service or product or in any other manner not expressly authorized in writing by the

      Company. Master Franchisor agrees to display, and cause its Sub-Franchisees to display, the Marks prominently and in the manner prescribed by the Company on signs, stationery, packaging materials, forms, labels and other materials used by the Master Franchisor or Sub-Franchisees in connection with the operation of their Sterling Optical Centers. All Marks shall be displayed in the manner prescribed by the Company. Master Franchisor shall give such notices of trademark and service mark registrations as the Company may specify from time to time and shall obtain such fictitious or assumed name registrations as may be required under applicable law.

      C.    NOTIFICATION OF INFRINGEMENTS AND CLAIMS.

            Master Franchisor shall notify the Company immediately and in writing of any apparent infringement of, or challenge to, Master Franchisor's use of any Mark, or any claim by any person of any rights in any Mark or any similar trademark or service mark of which Master Franchisor becomes aware. Master Franchisor shall not communicate with any person other than its counsel, the Company and the Company's counsel in connection with any such apparent infringement, challenge or claim. The Company shall have sole discretion to take such actions as it deems appropriate and the right to exclusively control any litigation, Canadian or U.S. Patent and Trademark Office proceeding, or other administrative proceeding arising out of any such apparent infringement, challenge or claim or otherwise relating to any Mark. Master Franchisor shall execute, and shall cause its Sub-Franchisees to execute, any and all instruments and documents, render such assistance and do such acts and things as may, in the opinion of the Company's counsel, be necessary or advisable to protect and maintain the interests of the Company in any such litigation, Canadian or U.S. Patent and Trademark Office proceeding or other administrative proceeding and to otherwise protect and maintain the interests of the Company in the Marks.

      D.    REPLACEMENT OR DISCONTINUANCE OF USE OF MARKS.

            The Company reserves the right to adopt new or modified proprietary marks. If it becomes advisable at any time, in the Company's sole discretion, for the Company and/or Master Franchisor to modify or discontinue its use of any Mark, and/or use one or more additional or substitute trademarks or service marks, Master Franchisor shall, at its expense, and shall cause its Sub-Franchisees at their expense, to comply therewith within a reasonable time after receiving written notice thereof from the Company.

      E.    INDEMNIFICATION OF MASTER FRANCHISOR.

            The Company shall indemnify and hold Master Franchisor harmless from and against, and shall reimburse Master Franchisor for, all damages for which it is held liable in any proceeding in which Master Franchisor's use of any Mark pursuant to and in compliance with this Agreement is held to constitute trademark infringement or dilution, and for all costs reasonably incurred by Master Franchisor in the defense of any such claim brought against it or in any such proceeding in which it is named as a party; provided, however, that the Company's duty to indemnify and hold Master Franchisor harmless shall arise only if Master Franchisor has timely notified the Company of such claim or proceeding and has otherwise complied with this Agreement, the Operating Manual and any instructions issued by the Company following its receipt of any such notice from Master Franchisor. The Company shall, at all times, have the sole and exclusive right

      (but not the obligation) to defend, compromise, settle or otherwise dispose of any such claim.

16.   TRANSFER.

      A.    BY THE COMPANY.

            This Agreement and all or any part of the Company's interest hereunder and/or under any Promissory Note delivered by the Master Franchisor to the Company and/or any and all documents executed by Master Franchisor in connection herewith are each fully assignable by the Company and shall inure to the benefit of any assignee or other legal successor to the interest of the Company therein; provided such assignee shall agree to be bound by all of the terms and conditions provided herein.

      B.    MASTER FRANCHISOR MAY NOT TRANSFER
            WITHOUT APPROVAL OF THE COMPANY.

            Master Franchisor understands and acknowledges that the rights and duties created by this Agreement are personal to Master Franchisor, and its shareholders, and that the Company has granted Master Franchisor the right described hereunder in reliance upon the collective character, skill, aptitude, attitude, business ability and financial capacity of the Master Franchisor and its shareholders. Therefore, except as hereinafter expressly provided, neither this Agreement, nor the assets, ownership, equity or control of either Master Franchisor may, in whole or in part, be voluntarily or involuntarily, directly or indirectly, transferred, conveyed, assigned, sold, subdivided, subfranchised, pledged, mortgaged, hypothecated, given as security for an obligation, or otherwise transferred or encumbered by Master Franchisor or its shareholders, including, without limitation, transactions which result from: (i) a merger or consolidation; (ii) the issuance of additional securities representing an ownership interest in Master Franchisor; (iii) the sale of the voting stock of Master Franchisor or any security convertible or exercisable with respect to the voting stock of Master Franchisor; (iv) the death of Master Franchisor or a shareholder or other owner of Master Franchisor, and the enforcement of any will, declaration of, or transfer in trust, or the laws of intestate succession; (v) the occurrence of a bankruptcy, insolvency, and/or corporate dissolution proceeding which results in the issuance of an appropriate decree or court order; or (vi) otherwise by operation of law, without the prior written approval of the Company. Any such assignment, transfer or encumbrance without the Company's prior written approval shall constitute a material breach hereof and shall convey no right, title or interest to the purported transferee. Master Franchisor represents that Schedule "D" annexed hereto is a true and correct statement of the names, addresses and ownership interests of each of its shareholders as of the date hereof, and each of its shareholders by their signatures on said Schedule "D" have confirmed the same, as well as their agreement to comply, and cause the Master Franchisor to comply, with all of the terms and provisions of this Agreement and all such other agreements and/or instruments. Notwithstanding anything herein to the contrary, Master Franchisor shall have the right to transfer the assets or business of a Master Franchisor Center, to a Sub-Franchisee, provided same is in accordance with the terms of this Agreement and further provided said Sub-Franchisee executes a Sub-Franchise Agreement with respect to said Center, and thereafter, Master Franchisor and Sub-Franchisee comply with the terms and conditions herein described for operation of a Sub-Franchisee Center.

      C.    CONDITIONS FOR APPROVAL OF TRANSFER.

            If Master Franchisor and its shareholders, if Master Franchisor is a corporation, or its partners, if Master Franchisor is a partnership, are in compliance with this Agreement in all material respects, the Company shall not unreasonably withhold its approval of any transfer requested by Master Franchisor or its shareholders or partners, as appropriate. A transfer of any ownership interest in this Agreement may be made only in conjunction with a simultaneous transfer of a like interest in the Master Franchisor. Each transfer of all or any portion of, or interest in, this Agreement, the Franchise or the Master Franchisor, as appropriate, shall be subject to the satisfaction or waiver by the Company of all of the following conditions prior to, or concurrently with, the effective date of the transfer:

            (1) the transferee and each of its shareholders and partners shall demonstrate, to the reasonable satisfaction of the Company, good character, business experience, credit rating, and financial responsibilities to be able to satisfy the obligations of the Master Franchisor under this Agreement, and will have sufficient equity capital in the Transferee to result in a debt-to-equity ratio as may be approved by the Company in the reasonable exercise of its discretion;

            (2) all accrued monetary obligations of Master Franchisor and its shareholders, if Master Franchisor is a corporation, or partners, if Master Franchisor is a partnership, to the Company and its affiliates or subsidiaries, incurred in connection with this Agreement, the Master Fee, the Purchase Notes, or otherwise in connection with this Agreement or any

      Master Franchisor Center, and all other financial obligations to any financial institution, lender or other entity to whom the Company deems itself liable, in whole or in part, as a guarantor, surety or otherwise for Master Franchisor have, at the Company's election, been either assumed by the transferee or satisfied by Master Franchisor;

            (3) if required, the lessor of the premises for any Master Franchisor Center shall consent to Master Franchisor's assignment of its lease for, or Sublease of, the Premises, in connection with the proposed transfer on terms and conditions which are acceptable to the Company;

            (4) the transferee and its shareholders or partners, as appropriate, shall have executed and agreed to be bound by this Agreement and such ancillary agreements as are then customarily used by the Company to grant franchises and/or Master Franchises for Sterling Optical Centers;

            (5) the transferee shall pay to the Company, a transfer fee equal to Seven Hundred Fifty (US$750) Dollars multiplied by the number of Centers then in operation in the Territory;

            (6) the transferee shall complete, to the reasonable satisfaction of the Company, the training then required by the Company for new franchisees and pay all costs and expenses relating thereto;

            (7) the transferee or the transferor shall have paid to the Company all of its reasonable costs and expenses, including attorneys' and accountants' fees and expenses, as were incurred in connection with said transfer;

            (8) Master Franchisor, and each of its shareholders, if Master Franchisor is a corporation, or its partners, if Master Franchisor is a partnership, shall execute a general release, in form and substance satisfactory to the Company, of any and all claims which any of them may have against the Company, its subsidiaries or affiliates, and each of their respective officers, directors, shareholders, employees and agents;

            (9) the Company shall have approved the material terms and conditions of the transfer and shall have reasonably determined that the price and terms of payment are not so burdensome as to adversely affect the future operations of the Master Franchisee or the transferee's ability to perform all duties and obligations hereunder;

            (10) the Company shall not have exercised its right of first refusal as set forth in Paragraph F of this Section 16;

            (11) each transferor shall have entered into an agreement with the Company, in form and substance reasonably satisfactory to the Company,

      agreeing to subordinate to the payments to become due hereunder (and under all other documents exe-cuted in connection herewith), including, without limitation, the payment of Royalty Fees and Note payments, any obligations which any transferee may have to make any payments to the transferor; and

            (12) if Master Franchisor requests the Company to assist Master Franchisor in finding a purchaser of the Master Franchisee or this Agreement and the Company does find such a purchaser, then upon consummation of such purchase, Master Franchisor shall pay to the Company a fee in an amount equal to six (6%) percent of the total purchase price, as compensation for services rendered by the Company.

      Consent by the Company to a transfer of any interest shall not constitute a waiver of any claims which the Company may have against the transferor, nor shall it be deemed a waiver by the Company of the right to demand exact compliance with any of the terms or conditions of this Agreement by the transferee.

      D.    DEATH OR DISABILITY OF MASTER FRANCHISOR.

            (1) In the event of the mental or physical disability of any shareholder of either Master Franchisor, which prevents the person from performing his or her obligations hereunder, Master Franchisor shall provide and maintain (or if applicable, cause the corporation or partnership to provide and maintain) a replacement to perform such obligations who shall be satisfactory to the Company in the reasonable exercise of its discretion. In the event that Master Franchisor fails to provide or maintain such replacement, the Company, in addition to all other remedies which it may have under this Agreement, including termination of this Agreement as specified in Section 19 of this Agreement, shall be entitled to hire and maintain such a replacement on behalf of and for the account of Master Franchisor in accordance with the provisions of Section 23 herein. For purposes of this Agreement, the term "permanent disability" shall mean a disability which is likely to last or has lasted for more than one hundred twenty (120) days in any twelve (12) month period and which prevents the affected individual from substantially performing his or her customary duties in connection with the operation of its obligations hereunder or any of its Master Franchisor Centers.

            (2) Upon the death of any shareholder of Master Franchisor, the executor, administrator, conservator or other personal representative of such person shall transfer such deceased person's interest within a reasonable time, not to exceed nine (9) months from the date of death, to a transferee approved by the Company. If the decedent was actively participating in the operation of the business of the Master Franchisor, the Master Franchisor or the appropriate personal representative shall, during the period prior to said transfer, be obligated to continue the operation of the business of the Master Franchisor and of each Master Franchisor Center, Existing Center and ESI Center by providing and maintaining a replacement or replacements to perform his or her obligations, which replacement(s) shall be satisfactory to the Company in the reasonable exercise of its discretion. In the event that Master Franchisor or the appropriate personal representative fails to provide or maintain such replacement, the Company, in addition to all other remedies which it may have under this Agreement, including termination as specified in Section 19 of this Agreement, shall be entitled to hire and maintain such a replacement(s) on behalf of and for the account of Master Franchisor, or the estate of the decedent, in accordance with the provisions of Section 23 of this Agreement. All transfers made pursuant to this provision, including, without limitation, transfers by devise or inheritance, shall be subject to all of the terms and conditions for transfers contained in this Section 16; provided, however, it is agreed that in the event that the transfer being made is otherwise in compliance with the provisions of Section 16, if the transfer is to either the spouse, the children or other members of the immediate family of the decedent, and provided such persons meet the qualifications required by the Company, and execute the appropriate documents, the transfer may be effected for the balance of the term of this Agreement, no transfer fee shall be due upon said transfer.

      (3) Upon the death of any guarantor of the obligations of the Master Franchisor, Master Franchisor shall be obligated, within six (6) months following the death of such guarantor, to provide a guarantor, reasonably satisfactory to the Company, who, within said six (6) month period, executes a guarantee of all of the obligations of the Master Franchisor, in substantially the form executed by the deceased Guarantor.

      E.    OFFERING BY MASTER FRANCHISOR.

            Securities or partnership interests in Master Franchisor may be offered to the public, by private offering or otherwise, but only with the prior written consent of the Company. All materials required for such offering by federal or state law as well as any materials to be used in any exempt offering shall be submitted to the Company for review at least sixty (60) days prior to such documents being filed with any government agency. No Master Franchisor offering shall imply (by use of the Marks or otherwise) that the Company is participating in an underwriting, issuance or offering of Master Franchisor's securities, and the Company's review of any offering shall be limited solely to the subject of the relationship between Master Franchisor and the Company. Master Franchisor and any other participants in connection with the offering must fully indemnify the Company with the offering, pursuant to an indemnity agreement in form and substance satisfactory to the Company and its counsel. For each proposed offering, Master Franchisor, in addition to any other fees described in this Section 16, shall pay to the Company, a non-refundable fee of Ten Thousand Dollars (US$10,000) which shall be delivered to the Company, together with the materials described above. Upon consummation of the offering the Master Franchisor shall be obligated to pay to the Company an additional non-refundable fee of Fifteen Thousand (US$15,000) Dollars. In addition to the foregoing fees, and irrespective of whether or not the offering is consummated, the Master Franchisor shall be obligated to reimburse the Company for its reasonable costs and expenses associated with reviewing the proposed offering, including, without limitation, legal and accounting fees. Subsequent to approval of such offering documents, Master Franchisor shall give the Company at least sixty (60) days written notice prior to the proposed effective date of any offering or other transaction covered by this Section.

      F.    THE COMPANY'S RIGHT OF FIRST REFUSAL.

            If any Master Franchisor, or its shareholders, shall at any time determine to sell or transfer this Agreement, any rights thereunder, the business of the Master Franchisor or an ownership interest in Master Franchisor to any third party, including without limitation, transfers contemplated by this Section 16 (but exclusive of the transfer of an Existing Center, ESI Optical Center, or Master Franchisor Center to a Sub-Franchisee in accordance with the terms hereof), Master Franchisor or its shareholders shall obtain a bona fide, executed written offer from a responsible and fully disclosed purchaser and shall submit an exact copy of such offer to the Company which must include the proposed date of disposition, and all the terms and conditions thereof, including the price (which must be reducible to monetary consideration), if any, which Master Franchisor is to receive in connection therewith. In addition, there shall be submitted to the Company a current income statement and balance sheet of the proposed assignee and the Master Franchisor, and all relevant information concerning the proposed assignee and any principals thereof, as requested by the Company. The Company shall thereupon have the right and option, to be exercised within thirty (30) days after receipt of said information, to either (i) consent in writing to the proposed assignment;
      (ii) disapprove the assignment; (iii) accept the assignment itself at the monetary price and upon the same terms and conditions specified in the notice, except as set forth herein; or (iv) request additional information regarding the proposed assignment. In the event additional information is timely requested by the Company, the thirty (30) day time period may be extended to ten (10) days after the Company's receipt of a full and complete response thereto. In the event that the Company elects to purchase said interest, it will be entitled to purchase such interest and/or additional property subject to all customary representations and warranties given by the seller of the assets of a business and the Company shall have not less than sixty (60)

      days to prepare for closing. In the event that the Company does not exercise its right of first refusal, Master Franchisor or its shareholders, may complete the sale to such purchaser pursuant to and on the terms of such offer; subject, however, to it obtaining the consent of the Company and otherwise complying with the applicable provisions of
      Section 16 of this Agreement. If the sale to such purchaser is not completed within one hundred twenty (120) days after delivery of the aforesaid notice to the Company, or if there is a material change in the terms of the sale or the identity of the purchaser, Master Franchisor or its shareholders may not consummate the proposed transfer without again complying with the provisions of this Subsection E.

      G.    RESTRICTIVE LEGEND.

            If Master Franchisor is a corporation or a partnership, or if this Agreement is subsequently assigned to a corporation or partnership in accordance with the provisions of this Agreement, then the by-laws of the corporation or the partnership agreement, whichever is applicable, shall state that such corporation or partnership is subject to the terms of this Agreement and the issuance and transfer of stock of the corporation or of any interest in the partnership are restricted by the terms and conditions hereof, and each stock certificate or certificate evidencing a partnership interest shall bear the following legend, printed conspicuously and legibly on the front thereof:

                  "The transfer of the interest represented by this certificate is subject to and limited by the terms and conditions of that certain Master Franchise Agreement, dated the ___ day of September, 1996, by and between STERLING VISION, INC., a New York corporation and EYE-SITE INC and EYE SITE (ONTARIO), LTD."

17.   RENEWAL OF AGREEMENT.

      A.     MASTER FRANCHISOR'S RIGHT TO RENEW.

            (1) Master Franchisor shall have the option to renew the term of this Agreement and the license granted hereunder for one additional term of twenty (20) years, provided, that:

                  (a) Master Franchisor shall give the Company written notice of its election to renew at least six (6)
            months, but not more than twelve (12) months, prior to the end of the then current term of this Agreement;

                  (b) Neither Master Franchisor, its subsidiaries, its
            affiliates, nor their respective shareholders, are then in default, in any material respect, in its or their performance of any of the terms and provisions of this Agreement, or any other agreements with the Company or its affiliates, and each has, during the term of this

            Agreement, complied in all material respects, with all of the provisions of this Agreement, and all of such other agreements, and there shall then be existing and in operation in the Territory, not less than forty-five (45) Sterling Optical Centers as set forth on the Development Schedule; and

                  (c) The Company and the Master Franchisor shall have mutually agreed upon the terms for a new Development Schedule which shall set forth the number of additional Sterling Optical Centers to be opened during the renewal term and the terms for the development thereof; in the event the parties shall fail to agree upon the terms of the Development Schedule for the renewal term, the Master Agreement shall not be renewed; the parties agree that provided Master Franchisor is otherwise in compliance with the terms here in contained, they shall be obligated to negotiate in good faith to attempt to agree upon a mutually acceptable Development Schedule.

            B.    RENEWAL AGREEMENTS/RELEASES.

            (1) If the Master Franchisor has satisfied the obligations of Subsection A of this Section 17 above, then Master Franchisor, as a condition to renewing the term of this Agreement, together with its shareholders, shall:

                  (a) execute the form of Master Franchise Agreement, and such ancillary agreements as are then customarily used by the Company to grant master franchises for the operation of Sterling Optical Centers, provided the terms and conditions shall not differ materially from the terms and conditions herein and shall contain an obligation for Master Franchisor, during the renewal term, to maintain in operation, or cause to be maintained in operation, at least 45 Sterling Optical Centers and to open or caused to be opened that number of additional Sterling Optical Centers as shall be mutually agreed upon by the parties pursuant to Section 17 (i) (e) above.

                  (b) execute general releases, in form and substance
            satisfactory to the Company, of any and all claims against the Company, its subsidiaries and affiliates, and each of their respective officers, directors, shareholders, employees and agents; provided, however, the Company shall have the right in the event of any dispute between the parties, which shall then be the subject of arbitration, to either waive the provision of the general release solely as to the issues being arbitrated, or extend the period for renewal of this Agreement until conclusion of the arbitration; provided, however, if the arbitrators shall determine that Master Franchisor failed to comply with any material terms of this Agreement, the Company shall not be obligated to renew this Agreement.


                  (c) pay the renewal fee described in Sub-Paragraph 4 below.

            (2) Failure by Master Franchisor and/or its shareholders, partners or guarantors, as applicable, to sign such agreements and releases, to deliver the same to the Company and/or to pay the above described renewal fee within thirty (30) days after receiving the necessary documents from the Company, shall be deemed an election by Master Franchisor not to renew this Agreement.

            (3) Provided that Master Franchisor has otherwise complied with the provisions of this Section 17 and has executed all of the documents referred to herein, the new agreement shall become effective on the day immediately following the expiration of this Agreement, whereupon the Company will execute and return a fully executed set of the documents to Master Franchisor. If, however, on the last day of the term, Master Franchisor, any of its subsidiaries, affiliates, or its shareholders shall be in default in the observance or performance of any provisions of this Agreement, or have not otherwise complied with the provisions of any other agreement with the Company, its affiliates or subsidiaries, or shall have not fully satisfied all of their monetary obligations thereunder, then, at the election of the Company, the new agreements may rejected by the Company, whereupon the election by the Master Franchisor to renew shall be deemed to be null and void.

            (4) It is agreed that a renewal fee shall be due and payable upon renewal of this Agreement which renewal fee shall be equal to CAN$2,000 multiplied by (i) the number of Centers, ESI Centers, Master Franchisor and Sub-Franchisee Centers then in operation in the Territory, plus (ii) the number of new Centers contemplated to be opened during the renewal term, as described in the Development Schedule to the renewal agreement.

      C. EFFECT OF NON RENEWAL:

      In the event that the Master Franchisor shall elect not to renew this Agreement, or shall otherwise fail to satisfy the requirements specified in this
Section 17, or upon expiration of the renewal term, then, in any of said events, this Agreement, and the license granted hereunder shall terminate on the date specified in Section 1B above, and this Agreement shall be terminated in accordance with the provisions of Section 19 herein.

18.   MASTER FRANCHISOR'S RIGHT OF FIRST REFUSAL

      A. During the term of this Agreement, and provided neither Master Franchisor nor any of its subsidiaries, affiliates, principals or guarantors shall be in default under any of the provisions of the Notes, the Subleases, this Agreement, or any other agreement executed with the Company or any of its subsidiaries or affiliates, after any applicable grace periods or periods of time to cure have elapsed, and provided that neither Master Franchisor, any affiliate, subsidiary, principal of Master Franchisor nor any guarantor, is in default under any provision of any agreement to which it, they, or any entity in which they are principals or shareholders, and the Company or any of its subsidiaries or affiliates, are parties, after any applicable grace periods or periods of time to cure have elapsed, and provided that Master Franchisor can comply with the provisions of paragraph B below, Master Franchisor shall have a Right of First Refusal to become the Master Franchisee for Sterling Optical Centers, in any other province of Canada, upon the same terms and conditions then being offered to a bona fide third party.

      B. In the event that the Company shall receive an offer for another party to become the Master Franchisee within any province of Canada outside of the Territory, which offer the Company desires to accept, the Company shall, by written notice, which notice (the "Written Offer") shall set forth the material terms and conditions of such offer, give Master Franchisor notice of its intention to enter into such Master Franchise Agreement. Master Franchisor shall be obligated,by written notice to the Company, which notice must be received by the Company, within thirty (30) days after Master Franchisor's receipt of the Written Offer, to either accept or reject such offer, and, if accepting such offer, must provide to the Company, either (i) consent by Master Franchisor's bank to the transaction, and an agreement to provide the financing required necessary for said transaction or (ii) a business plan satisfactory to the Company and otherwise demonstrate management and financial capability, independent of the assets owned pursuant to or in connection with this Agreement, reasonably satisfactory to the Company, and not less than maintained by the proposed offeree, to acquire and operate in accordance with the proposed terms for the Master Franchise Agreement. Failure to timely respond, or to provide satisfactory information, shall be deemed to be a rejection.

      C. In the event Master Franchisor rejects the offer, fails to timely respond to the Written Offer, or otherwise fails to qualify to be eligible for the right of first refusal, including by reason of default under other agreement, and/or the failure to demonstrate to the Company's reasonable satisfaction, satisfactory business and management capability, the Company shall be free to enter into the proposed Master Franchise Agreement with a third party without further notice to Master Franchisor, and, upon execution of said Master Franchise Agreement, this right of first refusal shall terminate and the Master Franchisor shall no longer have any first refusal rights to any territory either within or outside of the country of Canada.

      D. In the event Master Franchisor timely notifies the Company that it accepts such proposal and provides either (i) consent by Master Franchisor's bank to the transaction, and an agreement to provide the financing required necessary for said transaction or (ii) proof of satisfactory management and financial capability, Master Franchisor and any guarantors, shall, within thirty
(30) days thereafter, execute the Master Franchise Agreement and all other documents required thereunder, and pay any amounts due under the terms of the Written Offer. In the event Master Franchisor or any guarantor, shall fail to execute the aforesaid documents and/or pay such fees and charges within said thirty (30) day period, and except if said failure shall be due to the fault of the Company, the Right of First Refusal described hereunder shall terminate, and be of no further force and effect, and the Company shall thereafter have the right to enter into any other Master Franchise Agreement with any other third party without further notice to Master Franchisor.

      E. The Right of First Refusal described hereunder is personal and may not be assigned by Master Franchisor by operation of law or otherwise, without the Company's prior written consent. The Right of First Refusal, is limited to the right to become the Master Franchisee for Sterling Optical Centers, in Canadian provinces outside of the Territory, and shall not confer any other right of first refusal or otherwise with respect to any other rights reserved by the Company pursuant to Section 2 of this Agreement.

19.   TERMINATION OF THE AGREEMENT.

      A.    EVENTS OF DEFAULT WITHOUT OPPORTUNITY TO CURE.

            The Company may automatically terminate this Agreement and the license granted hereunder by delivering written Notice of Termination to Master Franchisor stating that the Company has terminated this Agreement and the Franchise as the result of the occurrence of any one or more of the Events of Default set forth below, without providing Master Franchisor with an opportunity to cure, if any Master Franchisor, any shareholder or partner of any Master Franchisor, or any guarantor of any of the obligations of the Master Franchisor:

            (1) is insolvent and/or fails to generally pay its or their debts as they become due which is not cured within thirty (30) days; or makes an assignment for the benefit of creditors; or files a petition under any bankruptcy, reorganization, insolvency, or moratorium law, or any law for the relief of, or relating to, debtors which is not discharged or dismissed within thirty (30) days;

            (2) fails, within (60) sixty days after the filing or appointment thereof, to have set aside, withdrawn or otherwise canceled, any petition filed against it and/or any of them under any bankruptcy, reorganization, insolvency or moratorium law, or to have any appointment of any receiver or trustee to take possession of its or their property canceled;

            (3) is convicted of, or pleads no contest to, an indictable offense, or is convicted of, or pleads no contest to, any other crime or offense which, in the reasonable opinion of the Company, may adversely affect the reputation of the Company or the goodwill associated with the Marks, or becomes addicted to or dependent on alcohol or drugs;

            (4) makes an unauthorized assignment or transfer of this Agreement, the assets of the Master Franchisor or an ownership interest in Master Franchisor in violation of the provisions of Section 16 hereof;


            (5) is dissolved or liquidated;

            (6) submits Gross Revenue reports covering any period of three (3) consecutive months or more where an audit reveals that the correct Gross Revenues for such period either exceeds the reported Gross Revenues by ten percent (10%) or more, except if such Gross Revenues were reasonably based upon the Gross Revenues of Sub-Franchisees, and Master Franchisor did not know said reports to be inaccurate; or if the Gross Revenues were willfully and deliberately understated;

            (7) misstates any material fact, or fails to disclose any material fact, in any report furnished to the Company pursuant to this Agreement, the Company's Operating Manual, or the application to the Company; provided; however, no default shall be deemed to have occurred if such misstatement or failure to disclose was not intentional and there has been on detrimental reliance or adverse effect to the Company or any third party, and same is cured within ten (10) days after discovery of such misstatement;

            (8) commits a default under this Agreement which, by its very nature, is incapable of being cured;

            (9) knowingly maintains and/or causes to be maintained false and/or misleading books or records, or knowingly submits or causes to be submitted any false and/or misleading reports to the Company, including such books, records and reports which the Master Franchisor, or its officers, shareholders or partners, in the exercise of reasonable judgment, should have known were false and/or misleading;

            (10) makes any false or misleading statements in any offering circular or other documentation provided to prospective Sub-Franchisees; provided; however, no default shall be deemed to have occurred if such misstatement or failure to disclose was not intentional and there has been on detrimental reliance or adverse effect to the Company or any third party, and same is cured within ten (10) days after discovery of such misstatement;

      B.    EVENTS OF DEFAULT WITH OPPORTUNITY TO CURE.

            The Company may terminate this Agreement and the License granted hereunder by delivering a written Notice of Termination to the Master Franchisor stating that the Company has terminated this Agreement and the license granted hereunder, as a result of the occurrence of any one or more of the following Events of Default and Master Franchisor's failure to cure the same, to the satisfaction of the Company, within any applicable cure period set forth herein, which cure period shall commence upon the date such Notice of Default from the Company is deemed to have been delivered as set forth in Section 27 hereof. Such Events of Default shall occur if, and except as otherwise provided below in this

Section 19B, any Master Franchisor, any shareholder of Master Franchisor, or any Master Franchisor Center, Existing Center or ESI Center:

            (1) fails to make complete and timely payment of any amounts which are due to the Company, its affiliates or subsidiaries, including any amounts due under this Agreement and/or under any agreement relating to the acquisition of the assets of the Existing Centers and such failure continues for thirty (30) days after written notice thereof;

            (2) fails to comply with the Development Schedule, and/or fails to maintain, or cause to be maintained in operation the number of Centers set forth on the Development Schedule and fails to cure same within one hundred twenty (120) days after written notice thereof.

            (3) fails to maintain the Advertising Fund in accordance with the provisions of this Agreement or fails to provide for the advertising required hereunder, and, in either event, fails to cure same within thirty
      (30) days after written notice thereof;

            (4) fails to provide an accounting of the Advertising Fund, as required hereunder, and fails to cure same within thirty (30) days after written notice thereof;

            (5) fails to comply with any other provision of this Agreement or any mandatory specification, standard or operating procedure prescribed by the Company in the Operating Manual or otherwise and such is not cured within thirty (30) days after notice thereof;

            (6) fails to submit, when due, financial statements, reports or other data, information or supporting records and such is not cured within thirty (30) days after notice thereof;

            (7) makes or permits any unauthorized use of the Marks unless within ten (10) days after notice thereof Master Franchisor commences to correct such unauthorized use and thereafter promptly, but in no event more than thirty (30) days completes said correction;

            (8) creates a threat or danger to public health or safety resulting from the maintenance or operation of any Master Franchisor Center, Existing Center or ESI Center unless within ten (10) days after notice thereof Master Franchisor commences to correct such problem and thereafter promptly completes said correction;

            (9) engages in any conduct or practice that, in the reasonable opinion of the Company, is detrimental or harmful to the good name, goodwill or reputation of the Company, its services, other Sterling Optical franchisees or the public, and such conduct or practice continues for a period in excess of thirty (30) days after notice to Master Franchisor;


            (10) engages in any conduct or practice that is a fraud upon consumers, or that is an unfair, unethical or deceptive trade act or practice, and such conduct or practice continues for a period in excess of thirty (30) days after notice to Master Franchisor; or

            (11) by act or omission, suffers a continued violation, in connection with the operation of the Master Franchisor, the business described hereunder, the offering of franchises to Sub-Franchisees, or any Master Franchisor Center, Existing Center or ESI Center of any law, ordinance, rule or regulation of a government agency, in the absence of a good faith dispute over its application or legality and without promptly resorting to an appropriate administrative or judicial forum for resolution thereof, which continues for a period in excess of thirty (30) days after notice to Master Franchisor.

            (12) fails to execute and deliver the appropriate banking documentation and/or authorization to permit the Company to collect payments via electronic fund transfer systems, and such failure continues for a period of ten (10) days after notice, or, if the Master Franchisor changes its banking arrangements and fails to notify the Company and/or execute and deliver the proper documentation and authorization for electronic funds transfer from the new accounts and such failure continues for a period of ten (10) days after notice to Master Franchisor.

            (13) fails to provide the information, services or guidance required to be provided to its Sub-Franchisees, under this Agreement, or under any Sub-Franchise Agreement, or fails to cause its Sub-Franchisees to operate their Sub-Franchisee Centers in accordance with the terms of this Agreement and the Sub-Franchise Agreement, and such failure continues for a period of (10) days after notice to Master Franchisor.

            Notwithstanding the provisions of subsections (1), (3), (4),(5),
      (6), (9), (10), (11), in the event that within 12 months prior to the date a written notice of default is forwarded to Master Franchisor, a notice had previously been forwarded to Master Franchisor for a default under the same subsection, and irrespective of whether said default was previously cured, the cure period shall be reduced from thirty (30) days to ten (10) days.

      C.    NOTICE OF TERMINATION.

            Upon the occurrence of any one or more of the foregoing Events of Default and, if applicable, the failure to cure within the appropriate period, the Company may terminate this Agreement, the license and the Franchise and Sub-Franchising relationship by giving written Notice of Termination to the Master Franchisor stating the specific reason for the termination and the effective date of the termination. This Agreement and the license granted hereunder shall terminate on the date specified in the notice.


      D.    EFFECT OF TERMINATION.

            (1) Immediately upon expiration or termination of this Agreement, Master Franchisor automatically relinquishes all rights of exclusivity within the Territory.

            (2) Master Franchisor shall be obligated, within thirty (30) days following the date of termination or expiration of this Agreement, to pay to the Company all amounts due under any agreements with the Company or any of its affiliates.

            (3) Master Franchisor, with respect to each Existing Center, ESI Center or Master Franchisor Center, which is continued to be owned and operated by Master Franchisor and not by a Sub-Franchisee, and except as otherwise provided in subsection (5) below, shall be obligated, within ninety (90) days of the date of termination or expiration of this Agreement, to cease use of the Marks, the Operating Manuals, Business Systems, computer systems, Confidential Information, and all other proprietary information provided by the Company, and shall return to the Company such Operating Manuals, Confidential Information and Proprietary Information, includ-ing, without limitation, plans, specifications, designs, records, data, samples, models, programs, training tapes, handbooks, drawings, records, files, instructions, correspondence, and all copies thereof, all of which are acknowledged to be the Company's property, and retain no copy or record of any of the foregoing except Master Franchisor's copy of this Agreement and such documents as Master Franchisor reasonably needs for compliance with any provision of law. Master Franchisor shall further be obligated, within said ninety (90) day period, at its cost and expense, to change all signage and identifying insignia of such Master Franchisor Centers, and all telephone listing for said Centers, so that they shall not be confused with, or continue to be identified as Sterling Optical Centers.

            (4) Until such time as Master Franchisor has ceased use of the Marks and otherwise complied with the provisions of subsection (3) above for each Existing Center, ESI Center and Master Franchisor Center, Master Franchisor shall be obligated to continue to pay all royalty payments due to the Company for each non complying Centers.

            (5) Notwithstanding the provisions of subsection (3) above, in the event that prior to full payment of the amounts due under the Master Fee Note and Purchase Notes, this Agreement shall be terminated either by reason of a default under any of said Notes, or for any other reason whatsoever, then, in said event, the Company with respect to the Existing Centers which have not become Sub-Franchisee Centers, shall have the right, to exercise its rights under the Security Agreement, and shall be obligated to sell the assets at said Center within a commercially reasonable period of time which, for purposes of this Agreement, shall be deemed to be six (6) months, and apply the amounts received to the amounts due from Master Franchisor, or obtain an appraisal of the collateral as of the date of surrender to the Company, by an appraiser reasonably satisfactory to each of the parties which value shall, upon surrender of the Centers, together with all assets therein to the Company, be applied in reduction of the amounts due to the Company. In the event that the appraised value or the net proceeds from the sale, whichever the case shall be, shall exceed the amount due to the Company, the Company shall pay said excess amount to the Master Franchisor. The Company shall notify the Master Franchisor of its election pursuant to this subsection (5) within ninety (90) days after termination of this Agreement.

            (6) With respect to the Sub-Franchisee Centers, the Company shall have the right, upon any default by Master Franchisor, and for as long as said default shall be continuing, or upon termination or expiration of this Agreement, to require that all payments due under any Sub-Franchise Agreement, be made directly to the Company. All Sub-Franchise Agreements shall be required to provide that the Sub-Franchisee, upon notice from either Master Franchisor or the Company, shall make payments directly to the Company. In addition, upon termination, expiration or non renewal of this Agreement, for any reason, the Company, shall assume the obligations accruing in favor of the Sub-Franchisees, and the Sub-Franchise Agreements, collateral assignments of the leases, and all other agreements relating to such Sub-Franchisees, shall, at the Company's option, be assigned to the Company or its designee, and each Sub-Franchise Agreement shall provide that the Sub-Franchisee consents to such assignment.

            (7) Master Franchisor acknowledges that its compliance with the provisions of this Section is essential to the Company's ability to continue to protect the Marks and the Centers operating under the Marks and accordingly, Master Franchisor irrevocably appoints the Company or its nominee to be Master-Franchisor's attorney-in-fact to execute, on Master Franchisor's behalf, any document or perform any legal act necessary to comply with the foregoing provisions. Such power of attorney is a Special Power of Attorney coupled with an interest, is irrevocable.

20.   COVENANT NOT TO COMPETE.

      A.    DURING TERM OF AGREEMENT.

            Master Franchisor, and each of them, agrees, and shall cause each of its shareholders, officers, directors and guarantors to agree that, during the term of this Agreement, neither Master Franchisor, nor any shareholder, partner, owner or guarantor of Master Franchisor, if Master Franchisor is a corporation, partnership or other business entity, nor any member of the immediate family of Master Franchisor or of any shareholder, partner, owner or guarantor of Master Franchisor, shall have any direct or indirect interest as an owner, investor, partner, lender, director, officer, employee, consultant, representative or agent, or in any other capacity, in any entity which owns, develops, operates or franchises or licenses others to operate, retail optical stores, centers or businesses which are engaged in the sale of contact lenses, prescription and/or non-prescription eyewear and/or related eye care products, other than the Centers described in this Agreement.

      B.    UPON TERMINATION.

            Master Franchisor, and each of them, agrees, and shall cause each of its shareholders, officers, directors and guarantors to agree, that for a period of eighteen (18) months, commencing on the date of the assignment, termination or expiration of this Agreement, for any reason whatsoever, neither Master Franchisor, nor any shareholder, partner, owner or guarantor of Master Franchisor, if Master Franchisor is a corporation, partnership or other business entity, nor any member of the immediate family of Master Franchisor or of any shareholder, partner, owner or guarantor of Master Franchisor, shall have any direct or indirect interest as an owner, investor, partner, lender, director, officer, consultant, representative or agent, or in any other capacity, in any entity which owns, develops, operates or franchises or licenses others to operate one or more retail optical stores, centers or businesses which are engaged in the sale of contact lenses, and/or prescription and non-prescription eyewear and/or related eye care products within a six (6) block radius from any Sterling Optical Center located in an urban area or within a one kilometer radius of or any other Sterling Optical Center, within the Territory. This provision shall not apply to any Master Franchisor Center or ESI Center, which, following the termination of this Agreement, the Master Franchisor continues to operate in accordance with the terms of this Agreement; provided, however, for a period of eighteen (18) months following the termination, expiration or non renewal of this Agreement, neither Master Franchisor, nor any shareholder, partner, owner or guarantor of Master Franchisor, nor any member of the immediate family of Master Franchisor or of any shareholder, partner, owner or guarantor of Master Franchisor, shall, directly or indirectly, engage in franchising of any optical centers within the Territory.

      C.    APPLICABILITY.

            (1) It is expressly agreed that the provisions of Subsections A and B of this Section 20 shall not apply to (i) any other Sterling Optical Center which is operated by the Master Franchisor pursuant to this agreement or any other franchise agreement executed by the Company; or
      (ii) the ownership of securities listed on a stock exchange or traded on the over-the-counter market which represent five percent (5%) or less of the shares of that class of securities which are issued and outstanding. For purposes of this section, the interests of an individual and such individual's spouse and minor children shall be aggregated.

            (2) In the event that during the term of this Agreement, any shareholder or partner of Master Franchisor shall assign or transfer all of his or her interest in the Master Franchisor pursuant to the provisions of Section 16 hereof, the provisions of this Section 20 shall be applicable to the transferor for a period of two (2) years after the effective date of said transfer.

            (3) In the event that the obligations under this Section 20 are found to be invalid or unenforceable (as a result of a judicial decree, for a period of time or in the area or a portion of the area specified in Subsections A or B of this Section 20, such obligations shall be deemed and construed to apply only to the remainder of such period and/or area and shall be valid and enforceable therein according to their terms.

            (4) Master Franchisor expressly agrees that the existence of any claims it may have against the Company, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by the Company of the covenants set forth in this Section 20. Master Franchisor agrees to pay all costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Company in connection with the enforcement of its rights pursuant to this Section 20.

            (5) Master Franchisor acknowledges that Master Franchisor's violation of the terms of this Section 20 would result in irreparable injury to the Company for which no adequate remedy at law exists. Accordingly, Master Franchisor understands and acknowledges, that and as to its shareholders and/or partners, including, but not limited to Mo Ali, by their execution of the Guaranty and Assumption Agreement, annexed hereto, understand and acknowledge, that the Company shall be entitled to seek an injunction prohibiting any conduct by Master Franchisor, and any such shareholder or partner, in violation of the terms of this Section 20.

21.   RELATIONSHIP OF PARTIES.

      A The relationship between the Company and Master Franchisor created by this Agreement does not create a fiduciary relationship between them. The Master Franchisor agrees that Master Franchisor is an independent contractor, is not, and shall not represent or hold itself out either expressly or impliedly as, an agent, legal representative, partner, subsidiary, affiliate, joint venturer or employee of the Company, and neither the Company nor Master Franchisor is or shall be responsible for the debts or obligations of the other except as specifically described herein. Master Franchisor shall have no right or power and shall make no attempt to bind or obligate the Company in any manner whatsoever.

22.   TAXES; OPERATING EXPENSES:

      A. Master Franchisor shall be responsible for and shall pay when due any and all federal, state and local income, payroll, sales, use, excise, GST (value added) or other taxes arising out of or assessed in connection with the development of the Territory or operation of the franchises contemplated hereunder, the transactions contemplated herein, the sale of any assets referred to hereunder, the assignment of any franchise, withholding or GST taxes which are due on account of the payments to the Company, or the sale or supply of any goods or services by the Company to the Master Franchisor (except income taxes assessed against the Company). Nothing herein shall require Master Franchisor to pay for any taxes required to be paid by any Sub-Franchisee which arise out of or in connection with the operation of their Sub-Franchisee Centers nor shall Master Franchisor be required to pay any income taxes which are owed by the Company. Master Franchisor may contest the validity or amount of any such tax in good faith and in accordance with the procedures specified by the relevant taxing authority; provided, however, that in no event shall Master Franchisor permit a tax sale or seizure by levy or execution or similar writ or warrant to occur with respect to any franchised location or any equipment, furniture, fixtures or improvements contained therein.

      B. Master Franchisor shall notify the Company in writing within five (5) business days of the commencement of any action, suit, or proceeding and of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality which may affect the operation or financial condition of Master Franchisor.

23.   TEMPORARY MANAGEMENT OF THE CENTER BY THE COMPANY.

      In the event that Master Franchisor does not have a person devoting his or her full time and attention to any of the Master Franchisor Centers, Existing Centers or ESI Centers or the obligations described hereunder with respect to the Sub-Franchisees, in accordance with the terms of this Agreement, or in the event a temporary Manager is not appointed as required pursuant to Sub-section C of Section 16, or in the event there exists a controversy, dispute or other disagreement between Master Franchisor and the Company in which Master Franchisor ceases to operate the business described hereunder, or the Company has exercised its option to purchase the assets of the Master Franchisor in accordance with Subsection E of Section 16, the Company shall have the right, but not the obligation, to appoint a temporary Manager to maintain the operation of any of the Master Franchisor Centers, Existing Center or ESI Centers or the sub-franchising operation of the Master Franchisor until the closing of any such purchase of the assets, or the situation is satisfactorily resolved. All funds arising out of the operation of the Centers or from the Sub-Franchisees during the period of management by the temporary Manager appointed by the Company shall be kept in a separate fund and all associated expenses of the Company, including compensation, other costs and travel and living expenses of the temporary Manager, and all amounts due to the Company under the terms of this Agreement, shall be charged to such fund. During any such period, the Company shall operate the Master Franchisor Centers, Existing Centers and ESI Centers for and on behalf of Master Franchisor, provided that the Company shall only have a duty to utilize its reasonable efforts and shall not be liable to Master Franchisor or its owners for any debts, losses or obligations incurred, or to any creditor of Master Franchisor for any merchandise, materials, supplies or services purchased during any period in which any Center, or the business of the Master Franchisor is managed by the temporary Manager selected and appointed by the Company. The Company shall have the right to charge the Master Franchisor, or the Sub-Franchisee, as the case may be, a reasonable management fee for its services during any period when the Company shall be managing a Center, as provided herein.

      The Company's election to appoint a temporary Manager in accordance with this Section 23 shall not constitute a waiver of any claims it may have against Master Franchisor, nor shall it be deemed a waiver of the Company's right to demand exact compliance with any of the terms or conditions of this Agreement.

24.   COMPANY'S RIGHT TO ACQUIRE ABANDONED AND/OR TERMINATED
      CENTERS.

      A. In the event that at any time, during the term of this Agreement, a Sub-Franchisee, either abandons a Sub-Franchisee Center, or otherwise elects not to continue to operate said Center, then, the Master Franchisor shall have the right to elect to acquire said Center, continue to operate said Center, and/or convey said Center to another Sub-Franchisee who shall operate said Center, in accordance with the terms of the Sub-Franchise Agreement, and the terms of this Agreement. In the event that the Master Franchisor elects not to operate said Center, or to convey, or otherwise enter into a Sub-Franchise Agreement with another Sub-Franchisee, the Company shall have the right to elect to acquire said Center, to operate said Center, and/or to convey said Center to a Franchisee, to operate said Center in accordance with the terms of this Agreement, provided, however, that in no event shall the Center shall be included in the Development Schedule. The Master Franchisor shall be obligated to notify the Company within ten (10) days of the abandonment or other termination of any Center, or Sub-Franchisee Agreement, and shall, within ten
(10) days from the date of abandonment or other termination, to make the election described in this Section.

      B. In the event that at any time during the term of this Agreement, the Master Franchisor abandons, or otherwise elects to cease operation of any Existing Center, any ESI Center, and/or any Master Franchisor Center, and except if the assets relating to said Center, are being conveyed to a Sub-Franchisee, who shall be entering into a Sub-Franchise Agreement in accordance with the provisions of this Agreement, the Master Franchisor shall be obligated to advise the Company within ten (10) days of the abandonment or other termination of said Center, whereupon the Company shall have the right to elect to acquire said Center, to operate said Center, and/or to convey said Center to a Franchisee, to operate said Center in accordance with the terms of this Agreement, provided however, that in no event shall the Center shall be included in the Development Schedule.

25.   ENFORCEMENT.


      A.    SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS.

            Except as expressly provided to the contrary herein, each section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such portion of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal having competent jurisdiction in a proceeding to which the Company is a party, no such ruling shall impair the operation of, or have any other effect upon, such other portions of this Agreement, each of which shall continue to be given full force and effect and bind the parties hereto, although any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if Master Franchisor is a party thereto, or otherwise upon Master Franchisor's receipt of a notice of non-enforcement thereof from the Company.

            If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any specification, standard or operating procedure prescribed by the Company is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof, and the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable provision, specification, standard or operating procedure to the extent required to make the same valid and enforceable. Master Franchisor agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking any of the provisions hereof, or any specification, standard or operating procedure prescribed by the Company, any portion or portions which a court may hold to be unenforceable in a final decision to which the Company is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order. Such modifications to this Agreement shall be effective only in such jurisdiction, unless the Company elects to give them greater applicability, and this Agreement shall be enforced as originally made and entered into in all other jurisdictions.

      B.    WAIVER OF OBLIGATIONS.

            The Company and Master Franchisor may, by written instrument, unilaterally waive or reduce any obligation of, or restriction upon, the other as evidenced by this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Any waiver granted by the Company shall be without prejudice to any other rights which the Company may have, will be subject to continuing review by the Company, and may be revoked, in the Company's sole discretion, at any time and for any reason, effective upon delivery of ten (10) days' prior written notice to Master Franchisor. The Company and Master Franchisor shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement, including, without limitation, the right to demand exact compliance with every term, condition and covenant herein contained, or to declare any breach thereof to be a default and to terminate this Agreement and the license granted hereunder prior to the expiration of its term, by virtue of: (i) any custom or practice of the parties at variance with the terms hereof; (ii) any failure, refusal or neglect of the Company or Master Franchisor to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder, including, without limitation, any mandatory specification, standard or operating procedure; (iii) any waiver, forbearance, delay, failure or omission by the Company to exercise any right, power or option, whether of the same, similar or different nature, with respect to any other Sterling Optical Center; or (iv) the acceptance by the Company of any payments from Master Franchisor after any breach by Master Franchisor of this Agreement. Neither the Company nor Master Franchisor shall be liable for any loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from: (i) transportation shortages, inadequate supply of equipment, merchandise, supplies, labor, material or energy, or the voluntary forgoing of the right to acquire or use any of the foregoing in order to accommodate or comply with the orders, requests, regulations, recommendations or instructions of any federal, state or municipal government or any department or agency thereof; (ii) compliance with any law, ruling, order, regulation, requirement or instruction of any federal, state or municipal government or any department or agency thereof; (iii) acts of God; (iv) fires, strikes, embargoes, war or riot; or (v) any other similar event or cause. Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payment of amounts owed at the time of such occurrence or payment of Royalty Fees or Advertising Contributions due on any sales thereafter.

      C.    RIGHTS OF PARTIES ARE CUMULATIVE.

            The rights of the Company and Master Franchisor hereunder are cumulative and no exercise or enforcement by the Company or Master Franchisor of any right or remedy hereunder shall preclude the exercise or enforcement by the Company or Master Franchisor of any other right or remedy hereunder to which they may be entitled by law to enforce.

      D.    COSTS AND ATTORNEYS' FEES.

            The Master Franchisor shall promptly reimburse the Company for all costs and expenses, including reasonable attorneys' fees and expenses, incurred in enforcing any provision of this Agreement or any of the Master Franchisor's and/or its shareholders' or partners' obligations hereunder.

      E.    GOVERNING LAW/CONSENT TO ARBITRATION.


            (1) This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario. The parties hereto consent and agree that all controversies, disputes or claims arising between the Company and the Master Franchisor in connection with, arising from, or with respect to: (i) this Agreement; (ii) the relationship of the parties created hereunder; or (iii) the validity of this Agreement, or any other agreement between the parties, or any provision thereof (except as otherwise set forth below) which shall not be resolved within fifteen (15) days after either party shall notify the other in writing of such controversy, dispute or claim, shall be submitted for arbitration in Ontario, Canada pursuant to the Arbitrations Act S.O. 1991, ch.17 on demand of either party. Such arbitration proceedings shall be conducted by a panel of three (3) arbitrators located in Ontario, Canada. Each of the parties shall have thirty (30) days from receipt of the election to proceed to arbitration to designate one arbitrator; the two arbitrators shall thereafter have fifteen (15) days to designate a third arbitrator. In the event that any of the arbitrators shall fail to be appointed in accordance with the foregoing provisions, either party may apply to the Ontario Court (General Division) to appoint the remaining arbitrator or arbitrators, as the case may be. The arbitration shall commence thirty (30) days after appointment of all of the arbitrators. The arbitrators shall have the right to award or include in their award any relief which they deem proper under the circumstances, including without limitation, money damages (with interest on unpaid amounts from date due), specific performance and injunctive relief. The award and decision of the arbitrators shall be conclusive and binding upon all parties hereto, with no appeal, and judgment upon the award may be entered in any court of competent jurisdiction. The parties acknowledge and agree that any arbitration award may be enforced against either or both of them in any such court of competent jurisdiction and each waives any right to contest the validity or enforceability of such award. The parties further agree to be bound by the provisions of any statute of limitations which would otherwise be applicable to the controversy, dispute or claim which is the subject of any arbitration proceeding initiated hereunder.

            (2) Nothing herein contained shall bar the Company's or Master Franchisor's right to obtain preliminary injunctive relief against conduct or threatened conduct, that will cause it loss or damages, under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions. Master Franchisor agrees that the Company may have such injunctive relief, without bond, but upon due notice, in addition to such further and other relief as may be available at equity or law, and the sole remedy of Master Franchisor, in the event of the entry of such injunction, shall be the dissolution of such injunction, if warranted, upon hearing duly had, all claims for damages by reason of the wrongful issuance of any such injunction being expressly waived hereby.


      F.    BINDING EFFECT.

            This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, heirs, permitted assigns and successors in interest, and shall not be modified except by a written agreement executed by the Company and Master Franchisor which, by its express terms, modifies this Agreement.

      G.    CONSTRUCTION.

            The preambles to this Agreement are a part of this Agreement. This Agreement, the Exhibits attached hereto, the documents contemplated hereby, and any riders executed by the Company and Master Franchisor and attached hereto constitute the entire agreement of the parties with respect to the terms and conditions under which the Company has granted Master Franchisor the right to own, operate, and grant sub-franchises for Sterling Optical Centers within the Territory. There are no other oral or written understandings or agreements between the Company and Master Franchisor or any of them relating to the subject matter of this Agreement.

            Except as otherwise expressly provided herein, nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity not a party hereto. The headings of the several Sections and Paragraphs hereof are for convenience only and do not define, limit or construe the contents of such Sections or Paragraphs. Words of any gender or number herein shall include any other gender or number where the context so requires. The term "Master Franchisor" as used herein may be applicable to one or more persons, a corporation, a partnership or other business entity, as the case may be. The obligations of the Master Franchisor hereunder shall apply with the same force and effect to each shareholder or partner of the Master Franchisor and each shareholder and partner shall be obligated to personally comply with all provisions herein including, but not limited to, Sections 5, 11, 12, 13, 14, 15 16, 18, 19, 20 and 21. If two or more persons are at any time the Master Franchisor hereunder, their obligations and liabilities to the Company hereunder shall be joint and several. Similarly, the obligations of each shareholder and partner of Master Franchisor, as guarantor, shall be joint and several with the Master Franchisor and all other partners or shareholders. References to "Master Franchisor" and "transferee" or "assignee" which are applicable to an individual or individuals shall mean the owner or owners of the equity or operating control of Master Franchisor, the transferee or assignee, if Master Franchisor, the transferee or assignee, is a corporation, partnership or other business entity.

            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

      H.    MASTER FRANCHISOR'S OBLIGATIONS TO ENFORCE AGAINST SUB-
            FRANCHISEES.


            Notwithstanding anything in this Agreement to the contrary, it is agreed that wherever in this Agreement the Master Franchisor is required to cause a Sub-Franchisee to take or refrain from taking any action, Master Franchisor shall be obligated to use its best efforts to cause such Sub-Franchisee to comply with such requirements, including, commencing legal proceedings and diligently prosecuting such proceedings to a conclusion, and/or seeking to terminate the Sub-Franchise Agreement; provided, however, Master Franchisor shall not be in default if notwithstanding its diligent best efforts, the Sub-Franchisor is not in compliance with its obligations.

26.   CHANGE OF LAW OR REGULATION.

      The parties acknowledge and agree that a significant object of this Agreement is the furnishing by the Company to Master Franchisor of the Business System, and the license of the Marks to be used for promotion of retail optical centers to be located in the Territory, and the compensation of the Company therefor at the level and in the manner herein provided. Recognizing that changes in applicable law or regulation may render the manner of performance herein provided illegal or otherwise impossible, in whole or in part, the parties agree that, upon any such determination, if there is an alternative manner of performance in which the object of this Agreement may be lawfully achieved, they will substitute such alternative manner of performance for the manner herein provided, and memorialize the same in one or more written instruments executed by the parties hereto. If the Company is then offering franchises or master franchises for Sterling Optical Centers in a manner which conforms to the applicable laws and regulations of that state, then the parties will adopt such an alternative manner of performance and execute a conforming substitute franchise agreement and such related documents as are then being used for such purpose. Otherwise, the parties shall adopt the manner of performance and execute such conforming agreements as are reasonably selected by the Company and which provide a lawful manner of performance in the Territory.

      Any alternative manner of performance, and any conforming agreement and related documents shall be modified as necessary to avoid an increase in the level of compensation paid to the Company by Master Franchisor or a material increase in the duties and obligations incurred by Master Franchisor.

27.   NOTICES AND PAYMENTS.

      All written notices and reports which are permitted or required to be delivered by the provisions of this Agreement or of the Operating Manual shall be deemed so delivered: (i) upon delivery, if delivered by hand, including by any courier service such as Federal Express, which obtains a signed receipt for same; (ii) one (1) business day after transmission, if the same are sent by telegraph or comparable electronic system; or (iii) three (3) business days after the date of deposit, if the same are deposited with the U.S. or Canadian Postal Service, Registered or Certified Mail, Return Receipt Requested,

first-class postage prepaid and addressed to the party to be notified at the address set forth below, or such other address as the Company or Master Franchisor shall designate by like notice to the other party.

All Notices to the Company shall be sent to:
                              Sterling Vision, Inc.

                              1500 Hempstead Turnpike
                              East Meadow, New York 11554
                              Attn:  President
                              Fax No.: 516-887-2210


with copies to be sent to:

                              Sterling Vision, Inc.
                              1500 Hempstead Turnpike
                              East Meadow, New York 11554
                              Attn: General Counsel
                              Fax No.: 516-887-2210

                              Hockert Pressman & Flohr
                              880 Third Avenue
                              New York, NY  10022
                              Attn: Arlene Flohr, Esq.
                              Fax No.: 212-688-0066


All Notices to the Master Franchisor shall be sent to:

                              EYE-SITE INC.
                              419 King Street West
                              Ontario L1J 2K5
                              OSHAWA, CANADA

                              EYE SITE (Ontario) LTD.
                              419 King Street West
                              Ontario L1J 2K5
                              OSHAWA, CANADA

with a copy to be sent to:

                              Harold Van Winssen, Esq.
                              Templeman, Menningra, Kort, Sullivan &
                              Fairbrother
                              205 Dundas Street East - Suite 200
                              Belleville, Ontario
                              Canada  K8N 582
                              Fax No.: 613-966-2866


All payments and reports required by this Agreement shall be directed to the Company at the address set forth on the first page of this Agreement for its retail optical division or to such other persons and places as the Company may from time to time designate by like notice. Any required payment or report which is not delivered to the Company as aforesaid shall be deemed delinquent.

28.   GUARANTEES.

      Simultaneously upon the execution of this Agreement, Master Franchisor shall provide to the Company the guarantee of Mohammed Ali (the "Guarantor") for all amounts due under this Agreement and under any Subleases with the Company or its affiliates, provided that with respect to obligations under any Sublease, Guarantor shall not be obligated for amounts due under any Sublease which amounts are attributable to rent, additional rent or other charges for any period after the date that possession of the premises, to which said sublease relates, has been delivered to the Company or its designee. In addition, Guarantor shall execute and deliver to the Company, a Guarantee and Assumption Agreement, in form satisfactory to the Company. In the event that at any time during the term of this Agreement, any rights under this Agreement shall be assigned or otherwise transferred, directly or indirectly to, or in the event that any ESI Center, Master Franchisor Center, or Sub-Franchisee Center, shall be owned or controlled, in whole or in part, directly or indirectly, by, any subsidiary, affiliate, or shareholder of the Master Franchisor or the Guarantor, or other person or entity affiliated with or owned or controlled by the Master Franchisor or the Guarantor, then such subsidiary, affiliate, shareholder or other entity shall be deemed to be a guarantor hereunder, and shall be obligated to execute and deliver to the Company, such guaranties, an guaranty and assumption agreements as shall be required by the Company, provided same shall be in substantially the form delivered by Guarantor.

29.   ACKNOWLEDGMENTS.

      Master Franchisor acknowledges that it, he or she has received and has read, the Company's Franchise Offering Circular at least ten (10) business days prior to the execution of this Agreement, and that it, he or she understands and accepts the terms, conditions and covenants contained in this Agreement as being reasonably necessary to maintain the Company's high standards of quality and service and the uniformity of those standards at all Sterling Optical Centers and protect and preserve the goodwill of the Marks, the Business System and all other Sterling Optical Centers. Master Franchisor acknowledges that it, he or she has conducted an independent investigation of the business venture contemplated by this Agreement and recognizes that it involves business risks and that the success of the venture is largely dependent upon the business ability of Master Franchisor. The Company expressly disclaims the making of, and Master Franchisor acknowledges that it, he or she has not received or relied upon, any warranty or guaranty, express or implied, as to the revenues, profits or success of the business venture contemplated by this Agreement, and that it, he or she has based the decision to enter into this Agreement only upon the representations and warranties contained in this Agreement.


      IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Agreement in four (4) counterparts, each of which shall be deemed an original instrument for all purposes, all as of the day and year first above written.

      Company:                                  Master Franchisor:

      STERLING VISION INC.                      EYE-SITE INC.


By:______________________________               By:_____________________________

Title ___________________________               Title: _________________________


                                                EYE SITE (ONTARIO) LTD.


                                                By:_____________________________

                                                Title:__________________________

                                  SCHEDULE A.


                  (a) Atrium Bay, 595 Bay Street, Toronto, Ontario (the "Atrium Bay Center");

                  (b) Lime Ridge Mall, 999 Upper Ridge, Lime Ridge, Ontario (the "Lime Ridge Center");

                  (c) Centre Mall, 12-27 Barton Street, Hamilton, Ontario (the "Hamilton Center"); or

                  (d)   Bramalea City Center, 41 City Center,
                        Brampton, Ontario (the "Bramalea Center");

                                  SCHEDULE B.



             EYE SITE
             5 Points Mall
             285 Taunton Road, East
             Oshawa, Ontario L1G 3V2


             EYE SITE
             Hopedale Mall
             1515 Rebecca Street
             Oakville, Ontario L6L 5G8

             EYE SITE
             364 George Street, North
             Peterborough, Ontario K9H 3R3

             EYE SITE
             Oshawa Centre
             419 King Street, West
             Oshawa, Ontario L1J 2K5

             EYE SITE
             Lynden Park Mall
             84 Lynden Road
             Brantford, Ontario N3R 6B8

                                  SCHEDULE "C"
                              DEVELOPMENT SCHEDULE





NUMBER OF YEARS                        NUMBER OF CENTERS TO BE
FOLLOWING THE CLOSING DATE             OPEN AND IN OPERATION*
--------------------------             ----------------------

            1                                     2
           --                                     ----

            2                                     4
           --                                     ----

            3                                     6
           --                                     ----

            4                                     8
           --                                     ----

            5                                     10
           --                                     ----

            6                                     13
           --                                     ----

            7                                     16
           --                                     ----

            8                                     19

           --                                     ----

            9                                     22
           --                                     ----

           10                                     25
           --                                     ----

           11                                     28
           --                                     ----

           12                                     31
           --                                     ----

           13                                     34**
           --                                     ----


      * In addition to the Existing Centers and the ESI Centers

      ** At such time as there shall be 35 Centers in operation, Master Franchisor shall be obligated during the balance of the terms of the Master Agreement, to continue to open 2 Centers per year.